                                                                    EXHIBIT 99.1
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                     CONVERSION VALUATION APPRAISAL REPORT

                                  Prepared for:

                     NAUGATUCK VALLEY FINANCIAL CORPORATION
                             NAUGATUCK, CONNECTICUT

--------------------------------------------------------------------------------

                                     As Of:
                                  May 21, 2004

                                  Prepared By:

                             KELLER & COMPANY, INC.
                              555 Metro Place North
                                    Suite 524
                               Dublin, Ohio 43017
                                 (614) 766-1426

                                KELLER & COMPANY

--------------------------------------------------------------------------------

                      CONVERSION VALUATION APPRAISAL REPORT

                                  Prepared for:

                     Naugatuck Valley Financial Corporation
                             Naugatuck, Connecticut
--------------------------------------------------------------------------------

                                     As Of:
                                  May 21, 2004

                                TABLE OF CONTENTS

                                                                     PAGE
INTRODUCTION                                                           1
I.   DESCRIPTION OF NAUGATUCK VALLEY SAVINGS AND LOAN
     General                                                           4
      Performance Overview                                             8
      Income and Expense                                              10
      Yields and Costs                                                16
     Interest Rate Sensitivity                                        18
      Lending Activities                                              20
      Nonperforming Assets                                            26
      Investments                                                     28
      Deposit Activities                                              29
      Borrowings                                                      30
      Subsidiaries                                                    30
      Office Properties                                               31
      Management                                                      31

II.  DESCRIPTION OF PRIMARY MARKET AREA                               32

III. COMPARABLE GROUP SELECTION
      Introduction                                                    39
      General Parameters
       Merger/Acquisition                                             40
       Mutual Holding Companies                                       40
       Trading Exchange                                               42
       IPO Date                                                       42
       Geographic Location                                            42
       Asset Size                                                     43
      Balance Sheet Parameters
       Introduction                                                   44
       Cash and Investments to Assets                                 45
       Mortgage-Backed Securities to Assets                           45
       One- to Four-Family Loans to Assets                            46
       Total Net Loans to Assets                                      46
       Total Net Loans and Mortgage-Backed Securities to Assets       46
       Borrowed Funds to Assets                                       47
       Equity to Assets                                               47
      Performance Parameters
       Introduction                                                   48

                                                       PAGE
III.  COMPARABLE GROUP SELECTION (CONT.)
      Performance Parameters (cont.)
       Return on Average Assets                         48
       Return on Average Equity                         49
       Net Interest Margin                              49
        Operating Expenses to Assets                    50
       Noninterest Income to Assets                     50
      Asset Quality Parameters
       Introduction                                     51
       Nonperforming Assets to Assets                   51
       Repossessed Assets to Assets                     52
       Loan Loss Reserve to Assets                      52
      The Comparable Group                              52

IV. ANALYSIS OF FINANCIAL PERFORMANCE                   54

V.    MARKET VALUE ADJUSTMENTS
      Earnings Performance                              57
      Market Area                                       62
      Financial Condition                               64
      Asset, Loan and Deposit Growth                    67
      Dividend Payments                                 68
      Subscription Interest                             69
      Liquidity of Stock                                70
      Management                                        71
      Marketing of the Issue                            72

VI.   VALUATION METHODS                                 73
      Price to Book Value Method                        74
      Price to Earnings Method                          76
      Price to Assets Method                            77
      Valuation Conclusion                              78

                                LIST OF EXHIBITS

NUMERICAL                                                                      PAGE
EXHIBITS
   1             Consolidated Statements of Financial Condition -
                   At March 31, 2004, and December 31, 2003                     80
   2             Consolidated Statements of Financial Condition -
                   At December 31, 1999 through 2002                            81
   3             Consolidated Statements of Income  - Three months ended
                   March 31, 2003 and 2004, and
                   Year Ended December 31, 2003                                 82
   4             Consolidated Statements of Income - Years ended
                   December 31, 1999 through 2002                               83
   5             Selected Financial Information                                 84
   6             Income and Expense Trends                                      85
   7             Normalized Earnings Trend                                      86
   8             Performance Indicators                                         87
   9             Volume/Rate Analysis                                           88
  10             Yield and Cost Trends                                          89
  11             Gap Analysis                                                   90
  12             Loan Portfolio Composition                                     91
  13             Loan Maturity Schedule                                         92
  14             Loan Originations and Purchases                                93
  15             Delinquent Loans                                               94
  16             Nonperforming Assets                                           95
  17             Classified Assets                                              96
  18             Allowance for Loan Losses                                      97
  19             Investment Portfolio Composition                               98
  20             Mix of Deposits                                                99
  21             Certificates of Deposit by Rate and Maturity                  100
  22             Deposit Activity                                              101
  23             Borrowed Funds Activity                                       102
  24             Offices of Naugatuck Valley Savings and Loan         .        103
  25             Management of the Bank                                        104
  26             Key Demographic Data and Trends                               105
  27             Key Housing Data                                              106
  28             Major Sources of Employment                                   107
  29             Unemployment Rates                                            108
  30             Market Share of Deposits                                      109
  31             National Interest Rates by Quarter                            110
  32             Thrift Stock Prices and Pricing Ratios                        111
  33             Key Financial Data and Ratios                                 119
  34             Recently Converted Thrift Institutions                        128
  35             Acquisitions and Pending Acquisitions                         129

NUMERICAL                                                                    PAGE
EXHIBITS
  36           Thrift Stock Prices and Pricing Ratios -
                 Mutual Holding Companies                                    130
  37           Key Financial Data and Ratios -
                 Mutual Holding Companies                                    132
  38           Balance Sheets Parameters -
                 Comparable Group Selection                                  134
  39           Operating Performance and Asset Quality Parameters -
                Comparable Group Selection                                   137
  40           Balance Sheet Ratios
                Final Comparable Group                                       141
  41           Operating Performance and Asset Quality Ratios
                      Final Comparable Group                                 142
  42           Balance Sheet Totals - Final Comparable Group                 143
  43           Balance Sheet - Asset Composition
                      Most Recent Quarter                                    144
  44           Balance Sheet - Liability and Equity
                      Most Recent Quarter                                    145
  45           Income and Expense Comparison
                      Trailing Four Quarters                                 146
  46           Income and Expense Comparison as a Percent of
                      Average Assets - Trailing Four Quarters                147
  47           Yields, Costs and Earnings Ratios
                      Trailing Four Quarters                                 148
  48           Dividends, Reserves and Supplemental Data                     149
  49           Valuation Analysis and Conclusions                            150
  50           Market Pricings and Financial Ratios - Stock Prices
                      Comparable Group                                       151
  51           Pro Forma Minimum Valuation                                   152
  52           Pro Forma Mid-Point Valuation                                 153
  53           Pro Forma Maximum Valuation                                   154
  54           Pro Forma Superrange Valuation                                155
  55           Summary of Valuation Premium or Discount                      156

ALPHABETICAL EXHIBITS                                                PAGE
   A              Background and Qualifications                       157
   B              RB 20 Certification                                 161
   C              Affidavit of Independence                           162

INTRODUCTION

      Keller & Company, Inc. is an independent appraisal firm for financial institutions and has prepared this Conversion Valuation Appraisal Report ("Report") to provide the pro forma market value of the to-be-issued common stock of Naugatuck Valley Financial Corporation (the "Corporation"), a Delaware corporation, formed as a mid-tier holding company to own all of the common stock of Naugatuck Valley Savings and Loan ("Naugatuck Valley" or the "Bank"), Naugatuck, Connecticut. The Corporation will be majority owned by Naugatuck Valley Mutual Holding Company, a federally-chartered mutual holding company. Under the Plan of Conversion, the Corporation will be majority owned by Naugatuck Valley Mutual Holding Company, which will own 55.0 percent of the Corporation. The Corporation will sell 43.0 percent on the appraised value of the Corporation as determined in this Report in a minority stock offering and will issue the remaining 2.0 percent to a newly formed foundation, the Naugatuck Valley Charitable Foundation ("Foundation").

      The Application is being filed with the Office of Thrift Supervision ("OTS") of the Department of the Treasury and the Securities and Exchange Commission ("SEC"). Such Application for Conversion has been reviewed by us, including the Prospectus and related documents, and discussed with the Bank's management and the Bank's conversion counsel, Muldoon Murphy Faucette & Aguggia LLP, Washington, D.C.

      This conversion appraisal was prepared based on the guidelines provided by OTS entitled "Guidelines for Appraisal Reports for the Valuation of Savings Institutions Converting from the Mutual to Stock Form of Organization", in accordance with the OTS application requirements of Regulation Section 563b and the OTS's Revised Guidelines for Appraisal Reports, and represents a full appraisal report. The Report provides detailed exhibits based on the Revised Guidelines and a discussion on each of the fourteen factors that need to be considered. Our valuation will be updated in accordance with the Revised Guidelines and will consider any changes in market conditions for thrift institutions.

      We define the pro forma market value as the price at which the stock of the Corporation after conversion would change hands between a typical willing buyer and a typical willing seller when the former is not under any compulsion to buy and the latter is not under any compulsion to sell, and with both parties having reasonable knowledge of relevant facts in an arm's-length transaction. The appraisal assumes the Bank is a going concern and that the shares issued by the Corporation in the conversion are sold in noncontrol blocks.

      As part of our appraisal procedure, we have reviewed the financial statements for the five fiscal years ended December 31, 1999 through 2003, and for the three months ended March 31, 2003 and 2004, and discussed them with Naugatuck Valley's management and with Naugatuck Valley's independent auditors, Snyder & Haller, P.C., Hartford, Connecticut. We have also discussed and reviewed with management other financial matters and have reviewed internal projections. We have reviewed the Corporation's preliminary Form SB-2 and the Bank's preliminary Form MHC and discussed them with management and with the Bank's conversion counsel.

      To gain insight into the Bank's local market condition, we have visited Naugatuck Valley's main office and have traveled the surrounding area. We have studied the economic and demographic characteristics of the primary market area, and analyzed the Bank's primary market area relative to Connecticut and the United States. We have also examined the competitive market within which Naugatuck Valley operates, giving consideration to the area's numerous financial institution offices, mortgage banking offices, and credit union offices and other key market area characteristics, both positive and negative.

      We have given consideration to the market conditions for securities in general and for publicly-traded thrift stocks in particular. We have examined the performance of selected publicly-traded thrift institutions and compared the performance of Naugatuck Valley to those selected institutions.

      Our valuation is not intended to represent and must not be interpreted to be a recommendation of any kind as to the desirability of purchasing the to-be-outstanding shares of common stock of the Corporation. Giving consideration to the fact that this appraisal is based on numerous factors that can change over time, we can provide no assurance that any person who purchases the stock of the Corporation in the minority stock offering in this mutual-to-stock conversion will subsequently be able to sell such shares at prices similar to the pro forma market value of the Corporation as determined in this conversion appraisal.

I.    DESCRIPTION OF NAUGATUCK VALLEY SAVINGS AND LOAN

GENERAL

      Naugatuck Valley was organized in 1922 as a state-chartered mutual savings and loan with the name Naugatuck Building and Loan and then changed its name to Savings and Loan Association of Naugatuck, Inc. in 1951. Then in 1974, the Bank changed its name to Naugatuck Valley Savings And Loan Association, Inc. Naugatuck Valley converted from a state-chartered savings association to a state-chartered savings bank in 2003 with the name Naugatuck Valley Savings and Loan, S.B. and then converted to a federally-chartered stock savings bank in 2004 with the name Naugatuck Valley Savings and Loan. The Bank also formed a mid-tier stock holding company in 2004 with the name Naugatuck Valley Financial Corporation, which will own all of the stock of the Bank. The Bank's mutual holding company Naugatuck Valley Mutual Holding Company, will own 55.0 percent of Naugatuck Valley Financial Corporation.

      Naugatuck Valley conducts its business from its main office in Naugatuck, Connecticut and its four branch offices in Fairfield and New Haven Counties. The Bank serves its customers from these five offices. The Bank's primary market area is focused on New Haven County, where four of its five offices are located.

      Naugatuck Valley's deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation ("FDIC") in the Savings Association Insurance Fund ("SAIF"). The Bank is also subject to certain reserve requirements of the Board of Governors of the Federal Reserve Bank (the "FRB"). Naugatuck Valley is a member of the Federal Home Loan Bank (the "FHLB") of Boston and will be regulated by the OTS and by the FDIC. As of March 31, 2004, Naugatuck Valley had assets of $242,148,000, deposits of $187,474,000 and equity of $21,656,000.

      Naugatuck Valley has been principally engaged in the business of serving the financial needs of the public in its local communities and throughout its primary market area as a community-oriented institution. Naugatuck Valley has been involved in the origination of residential mortgage loans secured by one- to four-family dwellings, including construction loans, which represented 77.3 percent of its loan originations during the fiscal year ended March 31, 2004. Consumer loan originations represented a moderate
14.2 percent and a strong 26.4 percent of total originations for the same respective time periods. At March 31, 2004, 69.7 percent of its gross loans consisted of residential real estate loans on one- to four-family dwellings, excluding construction and home equity loans, compared to a larger 86.4 percent at December 31, 1999, with the primary sources of funds being retail deposits from residents in its local communities and FHLB advances. The Bank is also an originator of multi-family and commercial real estate loans, construction loans, consumer loans, and commercial business loans. Consumer loans include home equity loans and lines of credit, automobile loans, loans on deposit accounts and other secured and unsecured personal loans.

      The Bank had cash and investments of $44.8 million, or a moderate 18.5 percent of its assets, excluding FHLB stock which totaled $1.8 million or 0.7 percent of assets. The Bank had $10.2 million of its investments in mortgage-backed and related securities representing 4.2 percent of assets, excluding $4.7 million in collateralized mortgage obligations. Deposits, FHLB advances and equity have been the primary sources of funds for the Bank's lending and investment activities.

      The total amount of stock to be sold by the Corporation in the minority stock offering will be $21.5 million or 2,150,000 shares at $10 per share based on the midpoint of the appraised value of $50.0 million, representing 43.0 percent of the total value, excluding the 2.0 percent to the Foundation. The net conversion proceeds will be $20.7 million, reflecting conversion expenses of approximately $795,000. The actual cash proceeds to the Bank of $10.3 million will represent 50 percent of the net conversion proceeds. The ESOP will represent 8 percent of the gross shares issued in the minority offering and to the Foundation, or 180,000 shares at $10 per share, representing $1,800,000. The Bank's net proceeds will be used to fund new loans, to open new branches and to invest in securities following their initial deployment to short term investments. The Bank may also use the proceeds to expand services, expand operations or acquire other financial service organizations, diversity into other businesses, or for any other purposes authorized by law. The Corporation will use its proceeds to fund the ESOP, to purchase short- and intermediate-term government or federal agency securities or to invest in short-term deposits and can use the proceeds to pay dividends and buy back shares of common stock in the future.

      The Bank has experienced a moderate deposit increase over the past four fiscal years with deposits increasing 39.9 percent from December 31, 1999 to December 31, 2003, or an average of 10.0 percent per year. From December 31, 2003, to March 31, 2004, deposits increased by 2.2 percent or 8.8 percent, annualized, compared to a 5.9 percent growth rate in fiscal 2003. The Bank has focused on increasing its residential real estate loan, construction loan, commercial real estate and multi-family loans, home equity loans and commercial loan activity during the past five years, monitoring its net interest margin and earnings and strengthening its equity to assets ratio. Equity to assets increased from 8.33 percent of assets at December 31, 1999, to 8.70 percent at December 31, 2003, and then increased slightly to 8.94 percent at March 31, 2004, due to a steady rise in earnings combined with moderate growth in assets.

      The primary lending strategy of Naugatuck Valley has been to focus on the origination of adjustable-rate and fixed-rate one-to four-family loans, the origination of construction loans, the origination of commercial mortgage and multi-family loans, and the origination of consumer loans, including home equity loans.

      The Bank's share of one- to four-family mortgage loans has decreased moderately, from 86.4 percent of gross loans at December 31,1999, to 69.7 percent as of March 31, 2004. Commercial real estate and multi-family loans increased from 0.6 percent of loans to 8.2 percent from December 31, 1999, to March 31, 2004, respectively, while construction loans increased from 2.2 percent to 7.9 percent during the same time period. All types of real estate loans as a group decreased slightly from 89.1 percent of gross loans at December 31, 1999, to 85.8 percent at March 31, 2004. The decrease in real estate loans was partially offset by the Bank's increases in commercial business loans and consumer loans. The Bank's share of commercial loans witnessed an increase in their share of loans from 0.1 percent at December 31, 1999, to 2.3 percent at March 31, 2004, and the dollar level of commercial business loans increased from $194,000 to $4.2 million. Consumer loans also witnessed an increase in their share of loans from 10.7 percent at December 31, 1999, to 12.0 percent at March 31, 2004. Management's internal strategy has also included continued emphasis on maintaining an adequate and appropriate level of allowance for loan losses relative to loans and nonperforming assets in recognition of the more stringent requirements within the industry to establish and maintain a higher level of general valuation allowances and also in recognition of the Bank's rising level of higher risk loans and higher charge-offs. At December 31, 1999, Naugatuck Valley had $1,935,000 in its loan loss allowance or 1.38 percent of gross loans and 103.1 percent of nonperforming assets, which decreased to $1,811,000 and represented a lower 0.98 percent of gross loans but a higher 184.8 percent of nonperforming assets at March 31, 2004.

      The basis of earnings for the Bank has been interest income from loans and investments with the net interest margin being the key determinant of net earnings with a rising emphasis on noninterest income. With a primary dependence on net interest margin for earnings, current management will focus on continuing to strengthen the Bank's net interest margin without undertaking excessive credit risk combined with controlling the Bank's interest risk position and continuing to strive to increase noninterest income.

PERFORMANCE OVERVIEW

      The financial position of Naugatuck Valley at year end December 31, 1999 through December 31, 2003, and at March 31, 2004, is shown in Exhibits 1 through
4. Exhibit 5 provides selected financial data at December 31, 1999, through 2003 and at March 31, 2004. Naugatuck Valley has focused on growing its asset base combined with strengthening its equity ratio, increasing its loan portfolio and investment securities, and growing retail deposits. The impact of these trends, recognizing the change in interest rates, has been a rise in net interest rate spread from 3.64 percent at December 31, 1999, to 3.77 percent at December 31, 2003, and then a decrease to 3.72 percent for the three months ended March 31, 2004.

      With regard to the Bank's financial condition, Naugatuck Valley has experienced a relatively strong increase in assets from December 31, 1999, through March 31, 2004, with a similar increase in deposits, a moderate increase in FHLB advances and a moderate increase in the dollar level of equity over the past five periods.

      The Bank witnessed a total increase in assets of $74.3 million or 43.7 percent for the period of December 31, 1999, to December 31, 2003, representing an average annual increase in assets of 10.9 percent. For the year ended December 31, 2003, assets increased $16.0 million or 7.0 percent. For the three months ended March 31, 2004, the Bank's assets decreased $1.8 million or 0.7 percent. Over the past four fiscal periods, the Bank experienced its largest dollar rise in assets of $26.9 million in fiscal year 2002, which represented a strong 13.3 percent increase in assets funded by a rise in deposits of $15.6 million and a rise in FHLB advances of $7.7 million. This increase in assets was succeeded by a $16.0 million or 7.0 percent increase in assets in fiscal year 2003 and then a $1.8 million decrease or 0.7 percent from December 31, 2003, to March 31, 2004.

      Naugatuck Valley's loan portfolio, which included mortgage loans and non-mortgage loans, increased from $138.2 million at December 31, 1999, to $182.3 million at March 31, 2004, and represented a total increase of $44.1 million, or 73.2 percent. The average annual increase during that period was 7.5 percent. For the year ended December 31, 2003, loans increased $14.3 million or 8.6 percent. For the three months ended March 31, 2004, net loans increased $1.9 million or 1.1 percent, representing 4.4 percent, annualized.

      Naugatuck Valley has obtained funds through deposits and FHLB advances in response to the demand for loans and secondary market activity. The Bank's competitive rates for deposits in its local market in conjunction with its focus on service and a modest network of offices have been the sources for attracting retail deposits. Deposits increased $52.3 million or 39.9 percent from 1999 to 2003, with an average annual rate of increase of 10.0 percent. For the three months ended March 31, 2004, deposits increased by $4.0 million or 2.2 percent, annualized to 8.8 percent. The Bank's largest fiscal year deposit growth was in 2001, when deposits increased $20.2 million or a relatively strong 14.8 percent. The Bank's FHLB advances increased from $21.7 million at December 31, 1999, to $35.0 million at December 31, 2003, and then decreased to $30.1 million at March 31, 2004.

      The Bank has been able to increase its equity level each fiscal year from 1999 through 2003 and in the three months ended March 31, 2004. At December 31, 1999, the Bank had equity of $14.1 million, representing a 8.33 percent equity to assets ratio and then increased to $21.2 million at December 31, 2003, representing a higher 8.70 percent equity to assets ratio due to the Bank's higher earnings. At March 31, 2004, equity was a higher $21.7 million and a higher 8.94 percent of assets due to the Bank's moderate earnings and shrinkage in assets.

      The overall rise in the equity to assets ratio from 1999 to 2003 is the result of the Bank's overall rising earnings performance impacted by the Bank's growth in assets. The dollar level of equity increased 50.1 percent from December 31, 1999, to December 31, 2003, representing an average annual increase of 12.5 percent and increased 2.1 percent for the three months ended March 31, 2004, or 8.3 percent, annually.

INCOME AND EXPENSE

      Exhibit 6 presents selected operating data for Naugatuck Valley, reflecting the Bank's income and expense trends. This table provides key income and expense figures in dollars for the fiscal years of 1999 through 2003 and for the three months ended March 31, 2004.

      Naugatuck Valley witnessed an overall increase in its dollar level of interest income from December 31, 1999, to December 31, 2002, and then a decrease for the year ended December 31, 2003 and for the three months ended March 31, 2004, due to the decrease in interest rates in the market and at the Bank. Interest income was $11.4 million in 1999 and a higher $13.2 million in 2002. This trend was a rising trend that continued each year from 1999 through 2002. For the year ended December 31, 2003, interest income was a lesser $12.6 million, compared to a higher $13.2 million in 2002. For the three months ended March 31, 2004, interest income was $3.0 million compared to a higher $3.3 million for the three months ended March 31, 2003.

      The Bank's interest expense experienced a similar trend with an overall increase from fiscal year 1999 to 2001, and then decreased in 2002 and 2003. Interest expense increased $906,000 or 17.2 percent from 1999 to 2001, compared to a larger dollar increase in interest income of $1.4 million but a smaller
11.2 percent increase for the same time period. Interest expense then decreased $879,000 or 14.2 percent from 2001 to 2002, compared to an increase in interest income of $547,000 or 4.3 percent. Such increase in interest income in 2002, notwithstanding the decrease in interest expense, resulted in a larger dollar increase in annual net interest income of $1.4 million or 22.1 percent for the fiscal year ended December 31, 2002, and a moderate increase in net interest margin. Interest expense decreased $1.1 million or 20.0 percent in 2003, compared to a smaller $534,000 decrease in interest income with a modest decrease in net interest margin.

      In summary, net interest income increased from $6.1 million in 1999, to $8.4 million in 2003. Then, for the three months ended March 31, 2004, Naugatuck Valley's actual net interest income was $2,090,000 or $8.4 million, annualized, which was similar to the $2,084,000 for the three months ended March 31, 2004, or $8.3 million, annualized.

      The Bank has made provisions for loan losses in each of the past five fiscal years of 1999 through 2003 but not in the three months ended March 31, 2004. The amounts of those provisions were determined in recognition of the Bank's levels of nonperforming assets, charge-offs, repossessed assets, the Bank's rise in lending activity, and industry norms. The loan loss provisions were $110,000 in 1999, $73,000 in 2000, $80,000 in 2001, $231,000 in 2002 and
$45,000 in 2003. The higher provision in 2002 was related to the need to strengthen the allowance for loan losses after higher charge-offs in 1999 and 2000. The impact of these loan loss provisions has been to provide Naugatuck Valley with a general valuation allowance of $1,811,000 at March 31, 2004, or
0.98 percent of gross loans and 184.8 percent of nonperforming assets.

      Total other income or noninterest income indicated a rising trend from fiscal year 1999 through 2003. The highest level of noninterest income was in fiscal year 2003 at $1.1 million or 0.46 percent of assets, including only $14,000 in gains on the sale of loans. The lowest level of noninterest income was $523,000 in 1999, representing 0.31 percent of assets. The average noninterest income level for the past five fiscal years was $791,000 or 0.39 percent of average assets. In the three months ended March 31, 2004, noninterest income was $333,000 or 0.55 percent of assets on an annualized basis. Noninterest income consists primarily of service charges and loan fees, income from bank-owned life insurance, income from investment advisory services, and other income and gains on the sale of loans and investments.

      The Bank's general and administrative expenses or noninterest expenses increased from $4.2 million for the fiscal year of 1999 to $6.8 million for the fiscal year ended December 31, 2003. The largest dollar increase in noninterest expenses was $1.0 million from 2002 to 2003. This larger increase in noninterest expenses was due primarily to the Bank's office expansion and the addition of new staffing combined with the normal rise in overhead expenses. On a percent of average assets basis, operating expenses increased from 2.49 percent of average assets for the fiscal year ended December 31, 1999, to 2.94 percent for the fiscal year ended December 31,

2003. For the three months ended March 31, 2004, Naugatuck Valley's ratio of operating expenses to average assets was a higher 3.16 percent.

      The net earnings position of Naugatuck Valley has indicated volatility from 1999 to 2003, and then a decrease in performance in the three months ended March 31, 2004. The annual net income figures for the fiscal years of 1999 to 2003 were $829,000, $1,619,000, $1,182,000, $1,920,000 and $1,806,000,
respectively, representing returns on average assets of 0.50 percent, 0.96 percent, 0.65 percent, 0.91 percent and 0.77 percent for fiscal years 1999 through 2003, respectively. For the three months ended March 31, 2004, net earnings were $378,000, representing an annualized return on average assets of
0.63 percent.

      Exhibit 7 provides the Bank's normalized earnings or core earnings for the twelve months ended March 31, 2004 and the fiscal year 2003. The Bank's normalized earnings eliminate any nonrecurring income and expense items. There were two adjustments, one to income to reduce the Bank's gain on sale of investments and one adjustment to expenses to reduce the credit on the sale of foreclosed real estate.

      The key performance indicators comprised of selected performance ratios, asset quality ratios and capital ratios are shown in Exhibit 8 to reflect the results of performance. The Bank's return on assets increased from 0.50 percent in 1999, to 0.96 percent in fiscal year 2000, then decreased to 0.65 percent in fiscal year 2001. It then increased to 0.91 percent in 2002 and was a lower 0.77 percent in 2003. It was still lower for the three months ended March 31, 2004, at 0.63 percent, annualized, due primarily to the Bank's decrease in its net interest margin and rise in noninterest expenses.

      The Bank's net interest rate spread increased from 3.64 percent in 1999 to
3.78 percent in 2000, then decreased to 3.50 percent in 2001 and then rose to
3.77 percent in fiscal year 2002 and remained at 3.77 percent in fiscal 2003. For the three months ended March 31, 2004, net interest spread decreased to 3.72 percent, annualized. The Bank's net interest margin indicated a similar overall trend, increasing from 3.88 percent in 1999 to 3.98 percent in 2000, and then decreased to 3.71 percent in 2001, rising to 3.90 percent in fiscal year 2002, and then decreasing to 3.85 percent in fiscal year 2003 and then decreasing further to 3.77 percent for the three months ended March 31, 2004, annualized. Naugatuck Valley's net interest rate spread increased 13 basis points from 1999 to 2003 to 3.77 percent from 3.64 percent in 1999. The Bank's net interest margin followed a more stable trend, decreasing 3 basis points to
3.85 percent in 2003 from 3.88 percent in 1999. For the three months ended March 31, 2004, Naugatuck Valley's annualized net interest spread decreased 5 basis points to 3.72 percent, and its net interest margin decreased 8 basis points to
3.77 percent.

      The Bank's return on average equity increased from 1999 to 2003. The return on average equity increased from 5.98 percent in 1999 to 8.59 percent in fiscal year 2003. For the three months ended March 31, 2004, return on average equity was a lesser 6.99 percent, annualized, due to the Bank's lower earnings, resulting in a lower return on equity.

      Naugatuck Valley's ratio of interest-earning assets to interest-bearing liabilities decreased modestly from 107.34 percent at December 31, 1999, to
103.69 percent at December 31, 2003, and continued to decrease to 102.93 percent at March 31, 2004. The Bank's decrease in its ratio of interest-earning assets to interest-bearing liabilities is primarily the result of the Bank's purchase of $4.7 million in bank-owned life insurance in 2003.

      The Bank's ratio of noninterest expenses to average assets increased from
2.49 percent in fiscal year 1999 to a higher 2.94 percent in fiscal year 2003, due to the Bank's stronger growth in assets combined with moderate increases in noninterest expenses. For the three months ended March 31, 2004, noninterest expenses to assets further increased to 3.16 percent related to office expansion costs. Another key noninterest expense ratio reflecting efficiency of operation is the ratio of noninterest expenses to noninterest income plus net interest income referred to as the "efficiency ratio." The industry norm is 57.3 percent with the lower the ratio indicating higher efficiency. The Bank has been characterized with a lower level of efficiency historically reflected in its higher efficiency ratio, which increased from 62.0 percent in 1999 to 71.62 percent in 2003. The ratio then increased to 77.2 percent for the three months ended March 31, 2004, due to a rise in noninterest expenses discussed previously.

      Earnings performance can be affected by an institution's asset quality position. The ratio of nonperforming assets to total assets is a key indicator of asset quality. Naugatuck Valley witnessed a decrease in its nonperforming asset ratio from 1999 to 2003, and the ratio was below the industry norm in 2003 and at March 31, 2004. Nonperforming assets consist of loans delinquent 90 days or more, nonaccruing loans, real estate owned and repossessed assets. Naugatuck Valley's nonperforming assets consisted of nonaccrual loans and real estate owned in 1999 through 2003 and at March 31, 2004. The ratio of nonperforming assets to total assets was 1.11 percent at December 31, 1999, then decreased to
0.46 percent at December 31, 2003. At March 31, 2004, Naugatuck Valley's ratio of nonperforming assets to total assets decreased slightly to 0.40 percent of assets.

      Two other indicators of asset quality are the Bank's ratios of allowance for loan losses to total loans and also to nonperforming loans. The Bank's allowance for loan losses was 1.38 percent of loans at December 31, 1999, and decreased to 0.99 percent at December 31, 2003, and then decreased to 0.98 percent of loans at March 31, 2004, with the decrease due to the Bank's higher charge-offs in 2003 combined with growth in loans. As a percentage of nonperforming loans, Naugatuck Valley's allowance for loan losses was 130.22 percent in 1999 and 199.78 percent in 2003. At March 31, 2004, the ratio was a higher 213.31 percent.

      Exhibit 9 provides the changes in net interest income due to rate and volume changes for the fiscal years of 2002 and 2003 and for the three months ended March 31, 2004. In fiscal year 2002, net interest income increased $1,426,000, due to an increase in interest income of $547,000 accented by a $879,000 decrease in interest expense. The increase in interest income was due to an increase due to volume of $1,426,000, reduced by a decrease due to rate of $879,000.

      For the fiscal year ended December 31, 2003, net interest income increased $524,000 due to a $1,058,000 decrease in interest expense reduced by a $534,000 decrease in interest income. The decrease in interest income was due to a $1,120,000 decrease due to rate reduced by a $586,000 increase due to volume. The decline in interest expense was the result of a decrease due to rate of $986,000 accented by a decrease due to volume of $72,000.

      For the three months ended March 31, 2004, compared to the three months ended March 31, 2003, net interest income increased $6,000 due to a $236,000 decrease in interest income reduced by a $230,000 decrease in interest expense. The decrease in interest income was due to a $431,000 decrease due to rate reduced by a $195,000 increase due to volume. The decline in interest expense was the result of a decrease due to rate of $457,000 reduced by an increase due to volume of $227,000.

YIELDS AND COSTS

      The overview of yield and cost trends for the years ended December 31, 2001, 2002 and 2003, for the three months ended March 31, 2003 and 2004, and at March 31, 2004, can be seen in Exhibit 10, which offers a summary of key yields on interest-earning assets and costs of interest-bearing liabilities.

      Naugatuck Valley's weighted average yield on its loan portfolio decreased 113 basis points from fiscal year 2001 to 2003, from 7.56 percent to 6.431 percent, and then decreased 54 basis points to 5.89 percent for the three months ended March 31, 2004, compared to a higher 6.75 percent for the three months ended March 31, 2003. The yield on investment securities decreased 134 basis points from 5.12 percent in 2001 to 3.78 percent in fiscal year 2003 and then increased 8 basis points to 3.86 percent for the three months ended March 31, 2004, compared to a higher 4.11 percent for the three months ended March 31, 2003. The yield on Fed funds sold decreased 289 basis points from fiscal year 2001 to 2003, from 3.95 percent to 1.06 percent and then decreased another 18 basis points to 0.88 percent for the three months ended March 31, 2004, compared to a higher 1.10 percent for the three months ended March 31, 2003. The combined weighted average yield on all interest-earning assets decreased 148 basis points to 5.79 percent from fiscal year 2001 to 2003, reflecting the Bank's higher yield on loans. The yield on interest-earning assets for the three months ended March 31, 2004, was a lower 5.46 percent, compared to a higher 6.12 percent for the three months ended March 31, 2003.

      Naugatuck Valley's weighted average cost of interest-bearing liabilities decreased 175 basis points to 2.01 percent from fiscal year 2001 to 2003, which was greater than the Bank's 148 basis point increase in yield, resulting in an increase in the Bank's interest rate spread of 27 basis points from 3.51 percent to 3.78 percent from 2001 to 2003. For the three months ended March 31, 2004, the Bank's cost of funds decreased 27 basis points to 1.74 percent, compared to a 33 basis point decrease in yield on interest-earning assets, resulting in a lower net interest rate spread by 6 basis points to 3.72 percent compared to
3.81 percent for the three months ended March 31, 2003. The Bank's net interest margin increased from 3.71 percent in fiscal year 2001 to 3.90 percent in fiscal year 2002, and then decreased to 3.85 percent in fiscal year 2003. The

Bank's net interest margin for the three months ended March 31, 2004, decreased to 3.77 percent compared to a higher 3.92 percent for the three months ended March 31, 2003. The Bank's yield on earning assets decreased 14 basis points to
5.32 percent at March 31, 2004, compared to 5.46 percent for the three months ended March 31, 2004. The Bank's cost of funds decreased to 1.71 percent at March 31, 2004, compared to 1.74 percent for the three months ended March 31, 2003. The resultant net interest rate spread decreased 11 basis points to 3.61 percent at March 31, 2004, compared to 3.72 percent for the three months ended March 31, 2004.

INTEREST RATE SENSITIVITY

      Naugatuck Valley has monitored its interest rate sensitivity position and focused on maintaining a reasonable level of rate sensitive assets. Naugatuck Valley has recognized the thrift industry's historically higher interest rate risk exposure, which caused a negative impact on earnings and market value of equity as a result of significant fluctuations in interest rates, specifically rising rates. Such exposure was due to the disparate rate of maturity and/or repricing of assets relative liabilities commonly referred to as an institution's "gap." The larger an institution's gap, the greater the risk (interest rate risk) of earnings loss due to a decrease in net interest margin and a decrease in market value of equity or portfolio loss.

      In response to the potential impact of interest rate volatility and negative earnings impact, many institutions have taken steps during the past five years to reduce their gap position. This frequently results in a decline in the institution's net interest margin and overall earnings performance. Naugatuck Valley has responded to the interest rate sensitivity issue by originating more adjustable-rate commercial real estate and multi-family and residential mortgage loans.

      The Bank measures its interest rate risk through the use of the calculation of its change in annual net interest income under rising and falling interest rate assumptions and by the determination of its cumulative interest-rate gap and corresponding ratio of cumulative interest-rate gap as a percentage of interest-earning assets. The cumulative interest-rate gap for the Bank is calculated on a quarterly basis by an outside firm. Such cumulative interest-rate gaps based on different maturities are reflective of the Bank's interest rate risk exposure.

      There are numerous factors which have a measurable influence on interest rate sensitivity in addition to changing interest rates. Such key factors to consider when analyzing interest rate sensitivity include the loan payoff schedule, accelerated principal payments, deposit maturities, interest rate caps on adjustable-rate loans and deposit withdrawals.

      Exhibit 11 provides the Bank's cumulative interest-rate gap as of March 31, 2004, and the ratio of cumulative interest rate sensitivity gap to total assets. Such calculations are prepared by an outside firm, and the focus of this exposure table is the cumulative one-year and three-year interest rate gap levels for the Bank.

      The Bank's one-year cumulative interest rate gap at March 31, 2004, was a negative 11.71 percent, representing a cumulative dollar negative gap of $28,363,000. The Bank's three-year cumulative interest rate gap ratio at March 31, 2004, was a negative 13.24 percent, representing a dollar negative gap of a larger $32,056,000. In both calculations, all of the Bank=s $25.0 million in money market deposit accounts was categorized as maturing in one year or less in contrast to many other calculations by outside firms that prepare interest rate risk reports which assume only a portion of these accounts mature in one year or less. Such variance in assumption could reduce the Bank=s negative one-year, cumulative gap ratio, due to the fact that the Bank has $25.0 million in this category. However, all of the Bank's savings and NOW accounts, which totaled $76.0 million, were categorized in the over ten year maturity in contrast to many other reports which spread these accounts over the ten year period with regard to maturity.

      The Bank is aware of its moderate interest rate risk position. Due to Naugatuck Valley's recognition of the need to control its interest rate risk, the Bank has focused on being more active in the origination of adjustable-rate commercial real estate and multi-family loans, adjustable-rate residential mortgage loans and shorter term consumer loans, construction loans and commercial business loans and plans to continue this lending strategy combined with selling a portion of its fixed-rate, residential mortgage loans in the future.

LENDING ACTIVITIES

      Naugatuck Valley has focused its lending activity on the origination of conventional mortgage loans secured by one- to four-family dwellings, commercial real estate loans, including multi-family loans, construction loans, commercial business loans and consumer loans. Exhibit 12 provides a summary of Naugatuck Valley's loan portfolio, by loan type, at December 31, 1999 through 2003, and at March 31, 2004.

      The primary loan type for Naugatuck Valley has been residential loans secured by one- to four-family dwellings, representing 69.7 percent of the Bank's gross loans as of March 31, 2004. This share of these loans has seen a moderate decrease from 86.4 percent at December 31, 1999. The second largest real estate loan type as of March 31, 2004, was commercial real estate loans, including multi-family loans, which comprised a modest 8.2 percent of gross loans compared to 0.6 percent as of December 31, 1999. The third key real estate loan type was construction loans, which represented 7.9 percent of gross loans as of March 31, 2004, compared to a lower 2.2 percent at December 31, 1999. These three real estate loan categories represented a strong 85.8 percent of gross loans at March 31, 2004, compared to a larger 89.1 percent of gross loans at December 31, 1999.

      Commercial business loans represent a smaller size loan category for Naugatuck Valley. Commercial business loans totaled $4.2 million and represented
2.3 percent of gross loans at March 31, 2004, compared to a lesser 0.1 percent at December 31, 1999.

      The consumer loan category was the other key loan category at March 31, 2004, and represented a moderate 12.0 percent of gross loans compared to 10.7 percent at December 31, 1999. Consumer loans were the second largest overall loan type at March 31, 2004, and also at December 31, 1999, surpassing construction loans and commercial real estate and multi-family loans. The Bank's consumer loans include home equity loans, home equity lines of credit, automobile loans, savings account loans and secured and unsecured personal loans. The overall mix of loans has witnessed modest changes from fiscal year-end 1999 to March 31, 2004, with the Bank having decreased its share of residential mortgage loans to offset its increases in construction loans, commercial real estate and multi-family loans, commercial business loans and consumer loans, primarily comprised of home equity loans.

      The emphasis of Naugatuck Valley's lending activity is the origination of conventional mortgage loans secured by one- to four-family residences. Such residences are located in Naugatuck Valley's primary market area, which includes Fairfield and New Haven Counties. At March 31, 2004, 69.7 percent of Naugatuck Valley's gross loans consisted of loans secured by one- to four-family residential properties.

      The Bank offers several types of adjustable-rate mortgage loans, ("ARMs") with adjustment periods of one year, three years, five years and seven years. The interest rates on ARMs are generally indexed to the one-year Treasury constant maturity index. ARMs have a maximum rate adjustment of 2.0 percent at each adjustment period and 6.0 percent for the life of the loan. Rate adjustments are computed by adding a stated margin to the index, generally 2.75 percent. The Bank retains all ARMs which it originates. The majority of ARMs have terms of 15 to 20 years with a maximum term of 30 years.

      The Bank periodically offers adjustable-rate mortgage loans with discounted or teaser rates at rates below those which would prevail under normal computations based upon a determination of market factors and competitive rates in the market. On such discounted loans, the borrower is qualified at both the initial rate and the fully-indexed rate.

      The Bank's one- to four-family mortgage loans remain outstanding for shorter periods than their contractual terms, because borrowers have the right to refinance or prepay. These mortgage loans contain "due on sale" clauses which permit the Bank to accelerate the indebtedness of the loan upon transfer of ownership of the mortgage property.

      The Bank's other key mortgage loan product is a fixed-rate mortgage loan with a share of Naugatuck Valley's new fixed-rate mortgage loans being sold in the secondary market. The

Bank has historically retained most of its fixed-rate mortgage loans. Fixed-rate mortgage loans have a maximum term of 30 years. The Bank's fixed-rate mortgage loans conform to FHLMC underwriting standards.

      The normal loan-to-value ratio for conventional mortgage loans to purchase or refinance one-to four-family dwellings generally does not exceed 80 percent at Naugatuck Valley, even though the Bank is permitted to make loans up to a 97 percent loan-to-value ratio. While the Bank does make loans up to 97 percent of loan-to-value, the Bank generally requires private mortgage insurance or additional collateral for the amount in excess of the 80.0 percent loan-to-value ratio. Mortgage loans originated by the Bank include due-on-sale clauses enabling the Bank to adjust rates on fixed-rate loans in the event the borrower transfers ownership.

      Naugatuck Valley has also been an originator of adjustable-rate and fixed-rate commercial real estate loans and multi-family loans in the past and will continue to make multi-family and commercial real estate loans. The Bank had a total of $15.3 million in commercial real estate and multi-family loans at March 31, 2004, or 8.2 percent of gross loans, compared to only $773,000 or 0.6 percent of gross loans at December 31, 1999.

      The major portion of commercial real estate and multi-family loans are secured by condominiums, apartment buildings, small retail establishments and office buildings and other owner-occupied properties used for business. Most of the multi-family and commercial real estate loans are fully amortizing with a term of up to 20 years for adjustable-rate loans with one-year, three-year or five-year adjustment periods. There are no interest rate caps. The maximum loan-to-value ratio is normally 80 percent.

      The Bank also originates construction loans to individuals and to a lesser extent to builders for the construction of residential projects, including condominiums, apartments, and single-family subdivisions as well as owner-occupied properties used for business. The Bank had $14.8 million or 7.9 percent of gross loans in construction loans. Construction loans normally have a term of nine months for the construction period with a fixed interest rate for the term of the loan and a loan-to-value ratio of no more than
80.0 percent. The construction loan normally converts to a permanent loan at the end of the construction period. The Bank will originate commercial construction loans for a loan-to-value ratio of up to 75.0 percent with a term of nine months to two years. The Bank also originates land loans to individuals, area homebuilders and developers. Land loans normally have rates tied to the one-year constant maturity Treasury index with a margin of 3.75 percent with terms of up to twenty years. The maximum loan-to-value ratio is 75.0 percent. Land loan rates adjust annually after a five-year initial period.

      Naugatuck Valley is an originator of commercial business loans with these loans totaling $4.2 million at March 31, 2004, and representing 2.3 percent of gross loans. Commercial business loans are normally secured by business assets such as inventory or business equipment. These loans have a maximum loan-to-value ratio of 75.0 percent of the personal property. These loans have terms of one to seven years.

      Naugatuck Valley has also been involved in consumer lending. Consumer loans originated consist primarily of home equity loans and lines of credit, which represented a total of $21.5 million or 96.0 percent of consumer loans at March 31, 2004, up from $13.7 million or 90.0 percent of consumer loans at December 31, 1999. Total consumer loans were $22.4 million or 12.0 percent of gross loans at March 31, 2004, and a lesser $15.2 million or 10.7 percent of gross loans at December 31, 1999. Naugatuck Valley offers home equity loans and lines of credit with a maximum loan-to-value ratio of 80.0 percent. These loans have a term of up to ten years with rates generally tied to the current prime rate.

      Exhibit 13 provides a loan maturity schedule and breakdown and summary of Naugatuck Valley's fixed- and adjustable-rate loans, indicating a majority of fixed-rate loans. At March 31, 2004, 16.9 percent of the Bank's loans due after March 31, 2005, were adjustable-rate and 83.1 percent were fixed-rate. The Bank has a moderate 25.2 percent of its loans at March 31, 2004, due in one year or less with another 9.6 percent due in one to five years.

      As indicated in Exhibit 14, Naugatuck Valley experienced a significant increase in its one-to four-family loan originations and total loan originations from fiscal year 2001 to 2003. Total loan originations in fiscal year 2001 were $62.6 million compared to $101.0 million in fiscal year 2003, reflective of a higher level of real estate loans accented by higher levels of construction loans and consumer loans. The increase in one- to four-family real estate loan originations from 2001 to 2003 of $29.6 million constituted 77.2 percent of the $38.4 million aggregate increase in total loan originations from 2001 to 2003, with construction loans increasing $5.8 million, representing 15.0 percent of the total increase in loan originations. Consumer loans increased $3.7 million from 2001 to 2003.

      Loan originations for the three months ended March 31, 2004, were $13.7 million, representing a lesser $54.8 million on an annualized basis, indicating a significant decrease in loan origination activity. Loan originations on residential real estate loans represented 56.0 percent of total loan originations in fiscal year 2001, and 64.0 percent in fiscal year 2003. Residential real estate loan originations decreased to 41.6 percent of total loan originations for the three months ended March 31, 2004. Consumer loans represented 17.0 percent of total loan originations in 2001 and a lesser 14.2 percent in 2003. For the three months ended March 31, 2004, these loans represented a larger 26.4 percent of total originations. Construction loans represented a moderate 12.3 percent of total loan originations in 2001 and a similar 13.3 percent in 2003. For the three months ended March 31, 2004, construction loans represented a larger 20.5 percent of total loan originations. The Bank had no loan purchases from December 31, 2001, through March 31, 2004.

      Overall, loan originations and purchases exceeded principal payments, loans sales, loan repayments and other deductions in each of the periods. In fiscal 2001, loan originations exceeded reductions by $12.6 million, increasing to $15.3 million in 2003. For the three months ended March 31, 2004, loan originations were greater than total reductions by $1.7 million with total loan sales representing $1.9 million.

NONPERFORMING ASSETS

      Naugatuck Valley understands asset quality risk and the direct relationship of such risk to delinquent loans and nonperforming assets, including real estate owned. The quality of assets has been a key concern to financial institutions throughout many regions of the country. A number of financial institutions have been confronted with rapid increases in their levels of nonperforming assets and have been forced to recognize significant losses, setting aside major valuation allowances.

      A sharp increase in nonperforming assets has often been related to specific regions of the country and has frequently been associated with higher risk loans, including purchased commercial real estate loans and multi-family loans. Naugatuck Valley has not been faced with such problems in the past and has made a concerted effort to control its nonperforming assets, recognizing the depressed nature of its local economy, and has been successful.

      Exhibit 15 provides a summary of Naugatuck Valley's delinquent loans at December 31, 2001 through 2003, and at March 31, 2004, indicating an overall increase in delinquent loans from December 31, 2001, to December 31, 2003, and then a decrease by March 31, 2004. The Bank had $845,000 in loans delinquent 60 to 89 days at March 31, 2004. Loans delinquent 30 to 59 days totaled $797,000 at March 31, 2004, with these two categories representing 0.88 percent of gross loans with most of them real estate loans. At December 31, 2003, delinquent loans of 30 to 89 days totaled $2,159,000 or 1.17 percent of gross loans compared to a lesser $1,549,000 or 0.98 percent of gross loans at December 31, 2001.

      It is normal procedure for Naugatuck Valley's board to review most loans delinquent 30 days or more on a monthly basis, to assess their collectibility and to initiate any direct contact with borrowers. When a loan is delinquent 15 days, the Bank sends the borrower a late payment notice. The Bank then initiates both written and oral communication with the borrower if the loan remains delinquent and sends additional notices after 30 days and 60 days of delinquency. When the loan becomes delinquent at least 90 days, the Bank will normally commence foreclosure proceedings. The Bank does not normally accrue interest on loans past due 90 days or more unless the loan is adequately collateralized and in the process of collection. Most loans delinquent 90 days or more are placed on a nonaccrual status, and at that point in time the Bank pursues foreclosure procedures.

      Exhibit 16 provides a summary of Naugatuck Valley's nonperforming assets at March 31, 2004, and at December 31, 1999 through 2003. Nonperforming assets normally consist of loans 90 days or more past due, nonaccruing loans and repossessed assets. The Bank had no loans 90 days or more past due during these periods. The Bank has normally carried a moderate level of nonperforming assets. Naugatuck Valley's level of nonperforming assets ranged from a high dollar amount of $1,877,000 or 1.11 percent of total assets at December 31, 1999, to a low dollar amount of $1,114,000 or 0.46 percent of assets at December 31, 2003. The Bank's nonperforming assets totaled $1,332,000 at December 31, 2002, representing 0.58 percent of assets and have decreased to $980,000 at March 31, 2004, representing 0.40 percent of assets.

      Naugatuck Valley's level of nonperforming assets was less than its level of classified assets. The Bank's level of classified assets was $2,618,000 or
1.08 percent of assets at March 31, 2004 (reference Exhibit 17). The Bank's classified assets consisted of $2,595,000 in substandard assets, $21,000 in assets classified as doubtful and $2,000 classified as loss.

      Exhibit 18 shows Naugatuck Valley's allowance for loan losses at March 31, 2003 and 2004, and for fiscal years ended 1999 through 2003, indicating the activity and the resultant balances. Naugatuck Valley has witnessed a modest decrease in its balance of allowance for loan losses from $1,935,000 at December 31, 1999 to $1,810,000 at December 31, 2003. The balance in allowance for loan losses then increased slightly to $1,811,000 at March 31, 2004, with provisions of $110,000 in 1999, $72,000 in 2000, $80,000 in 2001, $231,000 in 2002, $45,000
in fiscal 2003, with no provisions in the first three months ended March 31, 2004.

      The Bank had net charge-offs of $451,000 in fiscal 1999, $258,000 in fiscal 2000, $93,000 in 2002 and $229,000 in 2003 with net recoveries of $27,000 in 2001 and $1,000 for
the three months ended March 31, 2004. The Bank's ratio of allowance for loan losses to gross loans was 1.38 percent at December 31, 1999, and a lower 0.99 percent at December 31, 2003, due to higher net charge-offs. The allowance for loan losses to gross loans decreased to 0.98 percent of loans at March 31, 2004, due to no provisions and modest loan growth. Allowance for loan losses to nonperforming assets was 103.1 percent at December 31, 1999, and a larger 162.5 percent at December 31, 2003. The ratio of allowance for loan losses to nonperforming assets was a modestly higher 184.8 percent at March 31, 2004.

INVESTMENTS

      The investment and securities portfolio, excluding interest-bearing deposits, has been comprised of U.S. government and federal agency obligations, mortgage-backed securities, Fed funds, and collateralized mortgage obligations.
Exhibit 19 provides a summary of Naugatuck Valley's investment portfolio at December 31, 2001, 2002 and 2003 and at March 31, 2004, excluding FHLB stock. The exhibit also includes a summary of the Bank's mortgage-backed securities. Investment securities totaled $32.9 million at March 31, 2004, compared to $38.7 million at December 31, 2003, and $21.0 million at December 31, 2001. Included in these totals are $2.5 million in interest-bearing and U.S. government securities that are held-to-maturity at March 31, 2004, a lesser $1.6 million at December 31, 2003, and a lesser $596,000 at December 31, 2001.

      The primary component of investment securities at March 31, 2004, was U.S. government and federal agency obligations, representing 47.1 percent of total investments, excluding FHLB stock compared to a larger 82.7 percent at December 31, 2001. The Bank also had interest-bearing deposits totaling $11.9 million at March 31, 2004, and a greater $12.6 million at December 31, 2001. The Bank had $1,757,000 in FHLB stock at March 31, 2004. The weighted average yield on investment securities was 3.91 percent at March 31, 2004.

DEPOSIT ACTIVITIES

      The mix of deposits by amount from December 31, 2001, to March 31, 2004, is provided in Exhibit 20. There has been a moderate change in both total deposits and in the deposit mix during this period. Total deposits have increased from $156.7 million at December 31, 2001, to $187.5 million at March 31, 2004, representing an increase of $30.8 million or 19.7 percent. Certificates of deposit have decreased from $89.7 million at December 31, 2001, to $86.4 million at March 31, 2004, representing a decrease of $3.3 million or
3.6 percent, while savings, NOW, MMDA and noninterest-bearing accounts have increased $34.1 million from $67.0 million at December 31, 2001, to $101.0 million at March 31, 2004 or 50.9 percent.

      The Bank's share of certificates of deposit witnessed a decrease since 2001, declining from a moderate 57.3 percent of deposits at December 31, 2001, to a lower 46.1 percent of deposits at March 31, 2004. The major component of certificates at March 31, 2004, had rates between 1.00 percent and 1.99 percent and represented 37.8 percent of certificates. At December 31, 2001, the major component of certificates was the 4.00 percent to 4.99 percent category with a lesser 29.4 percent of certificates. The category witnessing the strongest growth from December 31, 2001, to March 31, 2004, was certificates with rates between 1.00 percent and 1.99 percent, which increased $32.7 million during this time period. The category witnessing the largest decrease from December 31, 2001, to March 31, 2004, was certificates with rates between 4.00 percent and
4.99 percent, which declined $18.5 million.

      Exhibit 21 provides a breakdown of certificates by maturity as of March 31, 2004. A strong 60.8 percent of the Bank's certificates of deposit mature in one year or less. The largest category of certificates based on interest rate was certificates with rates from 1.00 percent to 1.99 percent, totaling $32.7 million, representing 37.8 percent of certificates.

      Exhibit 22 shows the Bank's deposit activity for the three years ended December 31, 2001, 2002 and 2003, and for the three months ended March 31, 2003 and 2004. Excluding interest credited, Naugatuck Valley experienced net increases in deposits in each fiscal year and for the three months ended March 31, 2003 and 2004. In fiscal year 2001, there was a net increase in deposits of $15.1 million, then a lesser $7.4 million in 2003 and $3.4 million for the three months ended March 31, 2004. Including interest credited, there was a larger net increase in deposits. In fiscal year 2001, there was a net increase in deposits of $20.2 million resulting in a 14.8 percent increase in deposits, including interest credited; and in 2003, there was a net increase in deposits of $10.2 million or 5.9 percent. For the three months ended March 31, 2004, a net increase in deposits of $4.0 million produced a net rise in deposits of 2.2 percent, or 8.8 percent, annualized.

BORROWINGS

      Naugatuck Valley has made regular use of FHLB advances from December 31, 1999, to March 31, 2004. The Bank had $30.1 million in FHLB advances at March 31, 2004, with an average rate of 4.78 percent compared to a lesser $23.4 million at December 31, 2001, with an average rate of 6.51 percent (reference
Exhibit 23).

SUBSIDIARIES

      Naugatuck Valley had one wholly-owned subsidiary at March 31, 2004, Naugatuck Valley Mortgage Servicing Corporation. Naugatuck Valley Mortgage Servicing Corporation was established in 1999 to service mortgage loans originated by the Bank, and at March 31, 2004, the Mortgage Servicing Corporation had $152.2 million in assets. Naugatuck Valley Mortgage Servicing Corporation qualifies as a "passive investment company," which exempts it from Connecticut income tax.

OFFICE PROPERTIES

      Naugatuck Valley had five offices at March 31, 2004, located in New Haven and Fairfield Counties (reference Exhibit 24). Naugatuck Valley owns three offices and leases two offices. The Bank's net investment in its office premises totaled $4.7 million or 1.93 percent of assets at March 31, 2004, and the Bank's investment in fixed assets was $6.2 million or 2.56 percent of assets at March 31, 2004.

MANAGEMENT

      The president and chief executive officer of Naugatuck Valley is John C. Roman, who is also a director. Mr. Roman joined the Bank to serve as vice president and chief lending officer. He was then appointed president and chief executive officer in 1999 and was also appointed a director. Prior to joining Naugatuck Valley, Mr. Roman was vice president of MidConn Bank, Kensington, Connecticut, from 1994 to 1998 and served as assistant vice president of Eagle Bank, Bristol, Connecticut, the successor to MidConn Bank as the result of a merger. Dominic J. Alegi, Jr. is executive vice president in charge of retail banking. He joined the Bank in 1970. Mr. Alegi is also executive vice president of Naugatuck Valley Financial and Naugatuck Valley Mutual Holding Company. Mr. Alegi became executive vice president in 1989, previously serving the Bank as senior vice president. Jane H. Walsh is senior vice president and also a director. She joined the Bank in 1974 and is responsible for operations. Mr. William C. Nimons is senior vice president and joined the Bank in 2001. Mr. Lee
R. Schlesinger is vice president and controller of the Bank. He joined the Bank in 1983 and has served in his present position since 2003.

II.   DESCRIPTION OF PRIMARY MARKET AREA

      Naugatuck Valley's retail market area encompasses all of Fairfield and New Haven Counties, Connecticut ("market area") where the Bank's offices are located, with the two largest offices located in Naugatuck in New Haven County. The Bank has five offices, one in Fairfield County and four in New Haven County with New Haven County being the core of the Bank's market area.

      Exhibit 26 provides a summary of key demographic data and trends for Naugatuck and Fairfield and New Haven Counties, Connecticut and the United States. Overall, from 1990 to 2000, population increased in all areas. The population increased by only 1.2 percent in Naugatuck, 2.5 percent in New Haven County, 6.6 percent in Fairfield County, 3.6 percent in Connecticut and 13.2 percent in the United States. Future population projections indicate that population will continue to increase in all areas from 2000 through the year 2008. Naugatuck's population is projected to increase by 3.7 percent with the populations of Fairfield and New Haven Counties, Connecticut and the United States projected to increase by 4.3 percent, 2.5 percent, 3.6 percent and 9.9 percent, respectively. New Haven County is projected to have the smallest population increase.

      Consistent with its slightly rising trend in population, Naugatuck witnessed a smaller increase in households (families) of 4.4 percent from 1990 to 2000. During that same time period, the number of households increased in New Haven County by 4.9 percent, in Fairfield County by 6.2 percent, in Connecticut by 5.8 percent and in the United States by 14.7 percent. From 2000 through 2008, Naugatuck's households are projected to continue to increase by 5.4 percent, while the number of households are expected to increase by 5.5 percent in Fairfield County, 4.7 percent in New Haven County, 5.7 percent in Connecticut and by 11.0 percent in the United States. New Haven County indicates the smallest projected growth in households.

      In 1990, the per capita income in Naugatuck and New Haven County were lower than Connecticut, but higher than the United States. Naugatuck had a 1990 per capita income of $16,691, New Haven County had a per capita income level of $17,666; while Fairfield County, Connecticut and the United States had 1990 per capita income levels of $26,161, $20,189 and $14,420, respectively. From 1990 to 2000, per capita income increased in all areas, with the United States having the greatest percent increase of 49.7 percent to $21,587. Naugatuck's per capita income increased from 1990 to 2000 by 36.3 percent to $22.757. Per capita income increased by 46.6 percent in Fairfield County to $38,350, by 38.3 percent in New Haven County to $24,439 and by 42.5 percent in Connecticut to $28,766.

      The 1990 median household income of $39,902 in Naugatuck was lower than the median household income in Connecticut at $41,721. New Haven County's median household income was $38,471 in 1990, which was also lower than Connecticut. Fairfield County had a 1990 median household income of $49,891, which was higher than all other median household income levels in Exhibit 26. From 1990 to 2000, median household income increased in all areas, with the United States indicating the highest rate of increase and New Haven County the lowest. Median household income increased by 28.4 percent to $51,247 in Naugatuck, by 26.9 percent to $48,834 in New Haven County, by 30.8 percent to $65,249 in Fairfield County, compared to a 29.3 percent increase to $53,935 in Connecticut and a 39.7 percent increase to $41,994 in the United States. From 2000 to 2008, median household income is projected to increase by 22.2 percent in Naugatuck, by 26.3 percent in New Haven County, by 37.5 percent in Fairfield County, while increasing by 27.4 percent in Connecticut and 29.3 percent in the United States. Based on those rates of increase, by 2008, median household income is expected to be $62,608 in Naugatuck , $61,659 in New Haven County, $89,694 in Fairfield County, $68,740 in Connecticut, and $54,319 in the United States. Naugatuck and New Haven County continue to indicate the lowest median household income levels.

      Exhibit 27 provides a summary of key housing data for Naugatuck, Fairfield County, New Haven County, Connecticut and the United States. In 1990, Naugatuck had a rate of owner-occupancy of 67.1 percent, higher than Connecticut at 65.6 percent and higher than the United

States at 64.2 percent, with New Haven County at 62.9 percent and Fairfield County at 68.2 percent. As a result, Naugatuck indicated a rate of renter-occupied housing of 32.9 percent, compared to 37.1 percent for New Haven County, 31.8 percent for Fairfield County, 34.4 percent for Connecticut and 35.8 percent for the United States. In 2000, owner- occupied housing increased in all the areas except Naugatuck. The owner-occupancy rates in 2000 rose to 69.2 percent, 63.1 percent, 66.8 percent and 66.2 percent in Fairfield County, New Haven County, Connecticut and the United States, respectively. Naugatuck's owner-occupancy rate decreased to 66.5 percent. Conversely, the renter-occupancy rates decreased in to levels of 30.8 percent, 39.6 percent, 33.2 percent and
33.8 percent in Fairfield County, New Haven County, Connecticut and the United States, respectively, while Naugatuck's renter-occupancy rate increased to 33.5 percent. New Haven County continued to indicate the lowest owner-occupancy rate and the highest renter-occupancy rate.

      Naugatuck's 1990 median housing value was $142,000, lower than Connecticut's median housing value of $176,700. New Haven County had a median housing value of a lower $164,400, much lower than Fairfield County's $248,300. The 1990 average median rent of Naugatuck was $578. Fairfield and New Haven Counties had median rent of $709 and $585, while Connecticut had a median rent of $598 and the United States had a lower median rent level of $374. In 2000, median housing value had decreased in Naugatuck, New Haven County and Connecticut. Naugatuck had a 2000 median housing value of $133,000 with New Haven County at a higher $151,900, Fairfield County at $288,900, Connecticut at $166,900 and the United States having risen to $119,600. In contrast, median rent levels had risen from 1990 to 2000 in all areas, with Fairfield County continuing to have the highest level at $838. The other 2000 median rent levels were $631, $666, $681 and $602 in Naugatuck, New Haven County, Connecticut and the United States, respectively.

      In 1990, the major source of employment for Naugatuck by industry group, based on share of employment, was the services industry at 30.6 percent with the manufacturing group a close second at 29.2 percent and the wholesale/retail sales group at 20.2 percent. The services industry was responsible for 36.1 percent of jobs in Fairfield County, 37.8 percent in New Haven County, 36.4 percent in Connecticut and 34.0 percent in the United States (reference Exhibit 28). The manufacturing industry was also the second major employer in both counties and Connecticut at 20.4 percent, 21.1 percent and 20.5 percent, respectively. In the United States, the wholesale/retail trade group was the second largest employer at 27.5 percent. The wholesale/retail trade group was the third major overall employer in Fairfield and New Haven Counties and in Connecticut at 20.2 percent, 20.2 percent and 19.6 percent, respectively, while manufacturing was the third largest group in the United States at 19.2 percent. The construction group, finance, insurance and real estate group, transportation/utilities group, and the agriculture/mining group combined to provide 20.3 percent of employment in Naugatuck , 23.3 percent of employment in Fairfield County, 20.9 percent in New Haven County, 23.5 percent of employment in Connecticut and 19.3 percent in the United States.

      In 2000, the services industry, manufacturing industry and wholesale/retail trade industry provided the first, second and third highest levels of employment, respectively, for Naugatuck, New Haven County and Connecticut but not Fairfield County or the United States where the services industry, wholesale/retail trade and manufacturing industries provided the first, second and third highest levels of employment. The services industry accounted for 42.4 percent, 46.1 percent, 49.0 percent, 47.3 percent and 46.7 percent in Naugatuck, Fairfield and New Haven Counties, Connecticut and the United States, respectively. The manufacturing industry provided for 23.6 percent, 13.2 percent, 15.9 percent, 14.8 percent and 14.1 percent in the same respective areas. The wholesale/retail trade group provided 15.3 percent, 14.3 percent, 14.7 percent, 14.4 percent and 15.3 percent of employment in Naugatuck, Fairfield and New Haven Counties, Connecticut and the United States, respectively.

      Naugatuck's major employer is the Peter Paul Division of Hershey with 282 persons employed. Some of the other large employers in the nearby areas of Waterbury, Southbury, Cheshire and Watertown are listed below.

Employer                                   Number of Employees
--------                                   -------------------
Webster Bank (Corporate)                          2,200
IBM                                               1,825
St. Mary's Hospital                               1,825
The Waterbury Hospital                            1,325
Bozzuto's                                         1,000
Pratt & Whitney Eagle Service                       800
The Siemon Company                                  700
Webster Bank (Regional)                             635
Connecticut Light & Power                           595
Cheshire Direct                                     575
United Parcel Service                               550
The Torrington Company                              550
VNA Health Care                                     500
Crompton Corporation                                500
SBC/SNET - Regional                                 500
Quassy Amusement Park                               400
First Union National Bank (Regional)                350
New Opportunities for Waterbury                     335
Filene's                                            330
Bristol Babcock, Inc.                               325
Eyelematic Manufacturing Co.                        300
Republican-American                                 300
Timex Corporation                                   300
Naugatuck Valley Community                          290

      The unemployment rate is another key economic indicator. Exhibit 29 shows the unemployment rates in Fairfield and New Haven Counties, Connecticut and the United States in 2000 through March 2004. New Haven County has been characterized by higher unemployment rates than Connecticut and similar to the United States. New Haven County's unemployment has been above Connecticut's and lower than the United States' until 2003. In 2000, Fairfield County had an unemployment rate of 1.9 percent, compared to unemployment rates of 2.5 percent , 2.2 percent and 4.0 percent in New Haven County, Connecticut and the United States, respectively. Fairfield County's unemployment rate increased in 2001 to 3.1 percent, compared to 2.5 percent in New Haven County, 3.3 percent in Connecticut and a higher 4.8 percent in the United States. In 2002, Fairfield County again increased its rate of unemployment to
4.0 percent. New Haven County and Connecticut also increased to 4.8 percent and
4.3 percent, and the United States increased to 5.8 percent. In 2003, all areas had increases in their unemployment rates. Fairfield County's unemployment rate increased to 4.8 percent, and the unemployment rates in New Haven County, Connecticut and the United States increased to 6.0 percent, 5.5 percent and 6.0 percent, respectively. By March 2004, the unemployment rate decreased to 4.4 percent in Fairfield County, decreased to 5.6 percent in New Haven County, decreased to 5.2 percent in Connecticut and decreased to 5.4 percent in the United States.

      Exhibit 30 provides deposit data for banks and thrifts in Naugatuck Valley's two market area counties of Fairfield and New Haven Counties. Naugatuck Valley's deposit base was $188.8 million or a 1.0 percent share of the $18.6 billion total thrift deposits but only a 0.5 percent share of the total deposits, which were $36.4 billion as of June 30, 2003. It is evident from the size of the thrift deposits and bank deposits that Naugatuck Valley has a small deposit share, with the Bank having a minimal level of market penetration for thrift deposits and also for total deposits.

      Exhibit 31 provides interest rate data for each quarter for the years 2001 through 2003 and for the first quarter of 2004. The interest rates tracked are the Prime Rate, as well as 90-Day, One-Year and Thirty-Year Treasury Bills. Short term interest rates experienced a declining trend in 2001 and 2002 and then a flat trend in 2003. This trend indicates some increase in One-Year Treasury Bills and 30-Year Treasury Notes in the first quarter of 2004.

SUMMARY

      To summarize, Naugatuck represents an area with slightly rising population and household trends during the 1990s and early 2000s. Such growth is projected to continue through 2008. Naugatuck displayed a lower per capita income and lower household income than Connecticut. In 1990, the median rent level of Naugatuck was lower than Connecticut's median rent. By 2000, the median rent level of Naugatuck was still lower than Connecticut's median rent. In 1990, Naugatuck's median housing value was also lower than Connecticut's but higher than in the United States, and in 2000, Naugatuck's median housing value was again lower than Connecticut's median housing value. The market area counties have had similar unemployment rates to Connecticut's. Finally, Naugatuck Valley is in a very competitive financial institution market slightly dominated by savings institutions and a total market deposit base for banks and thrifts in the market area counties that is $36.4 billion in deposits.

III.  COMPARABLE GROUP SELECTION

INTRODUCTION

      Integral to the valuation of the Corporation is the selection of an appropriate group of publicly-traded thrift institutions, hereinafter referred to as the "comparable group". This section identifies the comparable group and describes each parameter used in the selection of each institution in the group, resulting in a comparable group based on such specific and detailed parameters, current financials and recent trading prices. The various characteristics of the selected comparable group provide the primary basis for making the necessary adjustments to the Corporation's pro forma value relative to the comparable group. There is also a recognition and consideration of financial comparisons with all publicly-traded, FDIC-insured thrifts in the United States and all publicly-traded, FDIC-insured thrifts in the New England region and in Connecticut.

      Exhibits 32 and 33 present Thrift Stock Prices and Pricing Ratios and Key Financial Data and Ratios, respectively, both individually and in aggregate, for the universe of 233 publicly-traded, FDIC-insured thrifts in the United States ("all thrifts"), excluding mutual holding companies, used in the selection of the comparable group and other financial comparisons. Exhibits 32 and 33 also subclassify all thrifts by region, including the 16 publicly-traded New England thrifts ("New England thrifts") and the 2 publicly-traded thrifts in Connecticut ("Connecticut thrifts"), and by trading exchange. Exhibit 34 presents prices, pricing ratios and price trends for all FDIC-insured thrifts completing their conversions between January 1, 2003, and May 21, 2004.

      The selection of the comparable group was based on the establishment of both general and specific parameters using financial, operating and asset quality characteristics of Naugatuck Valley as determinants for defining those parameters. The determination of parameters was also based on the uniqueness of each parameter as a normal indicator of a thrift institution's operating philosophy and perspective. The parameters established and defined are considered to be both reasonable and reflective of Naugatuck Valley's basic operation.

      Inasmuch as the comparable group must consist of at least ten institutions, the parameters relating to asset size and geographic location have been expanded as necessary in order to fulfill this requirement.

GENERAL PARAMETERS

MERGER/ACQUISITION

      The comparable group will not include any institution that is in the process of a merger or acquisition due to the price impact of such a pending transaction. The following thrift institutions were potential comparable group candidates but had to be eliminated due to their involvement in a merger/acquisition.

Institution                                     State
-----------                                     -----
Falmouth Bancorp, Inc.                          Massachusetts

First Security Fed Financial                    Illinois

GA Financial, Inc.                              Pennsylvania

Warwick Community Bancorp                       New York

      There are no pending merger/acquisition transactions involving thrift institutions in Naugatuck Valley's city, county or market area, as indicated in
Exhibit 35.

MUTUAL HOLDING COMPANIES

      The comparable group will not include any mutual holding companies. The percentage of public ownership of individual mutual holding companies indicates a wide range from minimal to 49.0 percent, the largest permissible percentage, causing them to demonstrate certain varying individual characteristics different among themselves and from conventional, publicly-traded companies. A further reason for the elimination of mutual holding companies as potential comparable group candidates relates to the presence of a mid-tier, publicly-traded holding company in some, but not all, mutual holding company structures. The presence of mid-tier holding companies can also result in inconsistent and unreliable comparisons among the relatively small universe of 38 publicly-traded mutual holding companies as well between those 38 entities and the larger universe of conventional, publicly-traded thrift institutions. As a result of the foregoing and other factors, mutual holding companies typically demonstrate higher pricing ratios that relate to their minority ownership structure and are inconsistent in their derivation with those calculated for conventionally structured, publicly-traded institutions. In our opinion, it is appropriate to limit individual comparisons to institutions that are 100 percent publicly owned. Exhibit 37 presents pricing ratios and
Exhibit 38 presents key financial data and ratios for the 38 publicly-traded, FDIC-insured mutual holding companies in the United States. The following thrift institutions were potential comparable group candidates, but were not considered due to their mutual holding company form:

Institution                                                   State
------------                                                  ------
AJS Bancorp Inc., MHC                                         Illinois
BCSB BankcorpInc., MHC                                        Maryland
Eureka Financial Corp, MHC                                    Pennsylvania
Greater Delaware Valley, MHC                                  Pennsylvania
Greene County Bancorp, Inc., MHC                              New York
Governeur Bancorp, MHC                                        New York
Jacksonville Bancorp, MHC                                     Illinois
Mid-Southern Savings Bank, MHC                                Indiana
New England Bancshares, MHC                                   Connecticut
Oneida Financial Corp., MHC                                   New York
Pathfinder Bancorp, Inc., MHC                                 New York
Roebling Financial Corp, MHC                                  New Jersey
Rome Bancorp Inc., MHC                                        New York
Service Bancorp, Inc. MHC                                     Massachusetts
Westborough Financial Services, MHC                           Massachusetts
Westfield Financial Inc., MHC                                 Massachusetts

TRADING EXCHANGE

      It is necessary that each institution in the comparable group be listed on one of the three major stock exchanges, the New York Stock Exchange, the American Stock Exchange, or the National Association of Securities Dealers Automated Quotation System (NASDAQ). Such a listing indicates that an institution's stock has demonstrated trading activity and is responsive to normal market conditions, which are requirements for listing. Of the 271 publicly-traded, FDIC-insured savings institutions, including the 38 mutual holding companies, 17 are traded on the New York Stock Exchange, 18 are traded on the American Stock Exchange and 180 are traded on NASDAQ. There were an additional 48 institutions traded on the OTC Bulletin Board and 8 listed in the Pink Sheets, but they were not considered for the comparable group selection.

IPO DATE

      Another general parameter for the selection of the comparable group is the initial public offering ("IPO") date, which must be at least four quarterly periods prior to the trading date of May 21, 2004, used in this report, in order to insure at least four consecutive quarters of reported data as a publicly-traded institution. The resulting parameter is a required IPO date prior to March 31, 2003.

GEOGRAPHIC LOCATION

      The geographic location of an institution is a key parameter due to the impact of various economic and thrift industry conditions on the performance and trading prices of thrift institution stocks. Although geographic location and asset size are the two parameters that have been developed incrementally to fulfill the comparable group requirements, the geographic location parameter has nevertheless eliminated regions of the United States distant to Naugatuck Valley, including the western, southwestern and southeastern states.

      The geographic location parameter consists of Connecticut and its surrounding states of Massachusetts, Rhode Island and New York, as well as the states of Delaware, Indiana, Illinois, Kentucky, Maryland, Maine, New Hampshire, New Jersey, Ohio, Pennsylvania and West Virginia for a total of sixteen states. To extend the geographic parameter beyond those states could result in the selection of similar thrift institutions with regard to financial conditions and operating characteristics, but with different pricing ratios due to their geographic regions. The result could then be an unrepresentative comparable group with regard to price relative to the parameters and, therefore, an inaccurate value.

ASSET SIZE

      Asset size was another key parameter used in the selection of the comparable group. The range of total assets for any potential comparable group institution was $100 million to $1.0 billion, due to the general similarity of asset mix and operating strategies of institutions within this asset range, compared to Naugatuck Valley, with assets of approximately $242 million. Such an asset size parameter was necessary to obtain an appropriate comparable group of at least ten institutions.

      In connection with asset size, we did not consider the number of offices or branches in selecting or eliminating candidates, since that characteristic is directly related to operating expenses, which are recognized as an operating performance parameter.

SUMMARY

      Exhibits 38 and 39 show the 58 institutions considered as comparable group candidates after applying the general parameters, with the shaded lines denoting the institutions ultimately selected for the comparable group using the balance sheet, performance and asset quality parameters established in this section. It should be noted that the comparable group candidates may be members of either the Bank Insurance Fund (BIF) or the Savings Association Insurance Fund (SAIF), since many members of each fund hold significant balances of deposits insured by the other fund.

BALANCE SHEET PARAMETERS

INTRODUCTION

      The balance sheet parameters focused on seven balance sheet ratios as determinants for selecting a comparable group, as presented in Exhibit 38. The balance sheet ratios consist of the following:

            1.    Cash and investments to assets

            2.    Mortgage-backed securities to assets

            3.    One- to four-family loans to assets

            4.    Total net loans to assets

            5.    Total net loans and mortgage-backed securities to assets

            6.    Borrowed funds to assets

            7.    Equity to assets

      The parameters enable the identification and elimination of thrift institutions that are distinctly and functionally different from Naugatuck Valley with regard to asset mix. The balance sheet parameters also distinguish institutions with a significantly different capital position from Naugatuck Valley. The ratio of deposits to assets was not used as a parameter as it is directly related to and affected by an institution's equity and borrowed funds ratios, which are separate parameters.

CASH AND INVESTMENTS TO ASSETS

      The Bank's ratio of cash and investments to asset, excluding mortgage-backed securities, was 12.4 percent at March 31, 2004, and reflects Naugatuck Valley's share of investments modestly lower than national and regional averages. The Bank's investments have consisted primarily of U.S. government and federal agency securities, state and municipal obligations, debt securities, equity securities and federal funds sold. For its three most recent calendar years ended December 31, 2003, Naugatuck Valley's average ratio of cash and investments to assets was a similar 11.3 percent, ranging from a high of
18.9 percent in 2002 to a low of 10.4 percent in 2003, with modest change. It should be noted that, for the purposes of comparable group selection, Naugatuck Valley's $1.8 million balance of Federal Home Loan Bank stock at March 31, 2004, is included in the other assets category, rather than in cash and investments, in order to be consistent with reporting requirements and sources of statistical and comparative analysis related to the universe of comparable group candidates and the final comparable group.

      The parameter range for cash and investments is fairly broad, in spite of Naugatuck Valley's modestly higher balance of cash and investments, related to the general volatility of this parameter and institutions' varying liquidity options and approaches, including the purchase of mortgage-backed and mortgage derivative securities. The range has been defined as 25.0 percent or less of assets, with a midpoint of 13.0 percent.

MORTGAGE-BACKED SECURITIES TO ASSETS

      At March 31, 2004, Naugatuck Valley's ratio of mortgage-backed securities to assets was a lower 6.2 percent compared to the regional average of 11.5 percent and the national average of 12.5 percent for publicly-traded thrifts. The Bank's three most recent calendar year average is 5.6 percent, also lower than industry averages. Inasmuch as many institutions purchase mortgage-backed securities as an alternative to both lending, relative to cyclical loan demand and prevailing interest rates, and other investment vehicles, this parameter is also fairly broad at 25.0 percent or less of assets and a midpoint of 13.0 percent.

ONE- TO FOUR-FAMILY LOANS TO ASSETS

      Naugatuck Valley's lending activity is focused on the origination of residential mortgage loans secured by one- to four-family dwellings. One- to four-family loans, including construction loans, represented 54.65 percent of the Bank's assets at March 31, 2004, which is modestly higher than the national average of 46.0 percent. The parameter for this characteristic requires any comparable group institution to have from 30.0 percent to 70.0 percent of its assets in one- to four-family loans with a midpoint of 50.0 percent.

TOTAL NET LOANS TO ASSETS

      At March 31, 2004, Naugatuck Valley had a 75.3 percent ratio of total net loans to assets and a similar three calendar year average of 75.2 percent, both being higher than the national average of 67.6 percent and the regional average of 61.5 percent for publicly-traded thrifts. The Bank's ratio of total net loans to assets has decreased since 2001. The parameter for the selection of the comparable group is from 50.0 percent to 90.0 percent with a midpoint of 70.0 percent. The lower end of the parameter range relates to the fact that, as the referenced national and regional averages indicate, many institutions hold greater volumes of investment securities and/or mortgage-backed securities as cyclical alternatives to lending, but may otherwise be similar to Naugatuck Valley.

TOTAL NET LOANS AND MORTGAGE-BACKED SECURITIES TO ASSETS

      As discussed previously, Naugatuck Valley's shares of mortgage-backed securities to assets and total net loans to assets were 6.1 percent and 75.3 percent, respectively, for a combined share of 81.4 percent. Recognizing the industry and regional ratios of 12.5 percent and 11.5 percent, respectively, of mortgage-backed securities to assets, the parameter range for the comparable group in this category is 70.0 percent to 95.0 percent, with a midpoint of 83.0 percent.

BORROWED FUNDS TO ASSETS

      Naugatuck Valley had a $30.1 million balance of borrowed funds at March 31, 2004, consisting of FHLB advances, representing 12.5 percent of assets. The average ratio of borrowed funds to assets for the past three years was 13.2 percent. The use of borrowed funds by some thrift institutions indicates an alternative to retail deposits and may provide a source of term funds for lending. The federal insurance premium on deposits has also increased the attractiveness of borrowed funds.

      The use of borrowed funds by some institutions indicates an alternative to retail deposits and may provide a source of longer term funds. The federal insurance premium on deposits has also increased the attractiveness of borrowed funds. The institutional demand for borrowed funds increased overall from 1997 through 2003 and then subsiding in early 2004. The rise was due to the greater competition for deposits and lower cost funds, resulting in an increase in borrowed funds by many institutions as an alternative to higher cost and/or longer term certificates. In 2002 and 2003, however, lower interest rates resulted in some moderation of borrowings by financial institutions, particularly among nonpublicly-traded institutions. The ratio of borrowed funds to assets, therefore, does not typically indicate higher risk or more aggressive lending, but primarily an alternative to retail deposits.

      The range of borrowed funds to assets is 40.0 percent or less with a midpoint of 20.0 percent.

EQUITY TO ASSETS

      Naugatuck Valley's equity to assets ratio was 8.9 percent at March 31, 2004, and 8.7 percent at December 31, 2003, averaging 8.7 percent for the three calendar years ended December 31, 2003. After conversion, based on the midpoint value of $50.0 million and a 43 percent minority public offering of $21.5 million, with 50.0 percent of the net proceeds of the public offering going to the Bank, Naugatuck Valley's equity is projected to stabilize in the area of 12.5 percent of assets. Based on those equity ratios, we have defined the equity ratio parameter to be 6.0 percent to 18.0 percent with a midpoint ratio of 12.0 percent.

PERFORMANCE PARAMETERS

INTRODUCTION

      Exhibit 39 presents five parameters identified as key indicators of Naugatuck Valley's earnings performance and the basis for such performance both historically and during the four quarters ended March 31, 2004. The primary performance indicator is the Bank's core return on average assets (ROAA). The second performance indicator is the Bank's core return on average equity (ROAE). To measure the Bank's ability to generate net interest income, we have used net interest margin. The supplemental source of income for the Bank is noninterest income, and the parameter used to measure this factor is the ratio of noninterest income to average assets. The final performance indicator is the Bank's ratio of operating expenses or noninterest expenses to average assets, a key factor in distinguishing different types of operations, particularly institutions that are aggressive in secondary market activities, which often results in much higher operating costs and overhead ratios.

RETURN ON AVERAGE ASSETS

      The key performance parameter is the core ROAA. For the twelve months ended March 31, 2004, Naugatuck Valley's core ROAA was 0.72 percent based on adjusted core earnings after taxes of $1,697,000, as detailed in Item I of this Report. The Bank's average ROAA over its most recent five calendar years of 1999 to 2003, based on net earnings, was a higher 0.91 percent, ranging from a low of
0.50 percent in 1999 to a high of 0.96 percent in 2000.

      Considering the historical and current earnings performance of Naugatuck Valley, the range for the ROAA parameter based on core income has been defined as 0.60 percent to a high of 1.10 percent with a midpoint of 0.85 percent.

RETURN ON AVERAGE EQUITY

      The ROAE has been used as a secondary parameter to eliminate any institutions with an unusually high or low ROAE that is inconsistent with the Bank's position. This parameter does not provide as much meaning for a newly converted thrift institution as it does for established stock institutions, due to the unseasoned nature of the capital structure of the newly converted thrift and the inability to accurately reflect a mature ROAE for the newly converted thrift relative to other stock institutions.

      Prior to conversion, the Bank's core ROAE for the twelve months ended March 31, 2004, was 8.11 percent based on adjusted core income. In its most recent five calendar years, the Bank's average ROAE, based on net earnings, was a lower 8.49 percent, ranging from a low of 5.98 percent in 1999 to a high of
10.71 percent in 2000.

      The parameter range for ROAE for the comparable group, based on core income, is from 4.0 percent to 12.0 percent with a midpoint of 8.0 percent.

NET INTEREST MARGIN

      Naugatuck Valley had a net interest margin of 3.69 percent for the twelve months ended March 31, 2004, representing net interest income as a percentage of average interest-earning assets. The Bank's net interest margin in calendar years 1999 through 2003 averaged 3.86 percent, indicating a volatile trend from 1999 to 2003, reaching 3.98 percent in 2000 and dropping to 3.71 percent in 2001.

      The parameter range for the selection of the comparable group is from a low of 2.75 percent to a high of 4.50 percent with a midpoint of 3.63 percent.

OPERATING EXPENSES TO ASSETS

      For the twelve months ended March 31, 2004, Naugatuck Valley had a higher than average 2.99 percent ratio of operating expense to average assets. In fiscal year 2003, the Bank's expense ratio was 2.94 percent, representing increases from 2.75 percent in 2002, 2.96 percent in 2001, 2.68 percent in 2000 and 2.49 percent in 1999. For its five most recent calendar years ended December 31, 2003, Naugatuck Valley's operating expense ratio averaged 2.76 percent. It should be noted that the Bank's operating expense ratio in 2003 was higher than the averages of 2.38 percent for all FDIC-insured savings institutions and 2.29 percent for all publicly-traded savings institutions.

      The operating expense to assets parameter for the selection of the comparable group is from a low of 2.00 percent to a high of 4.00 percent with a midpoint of 3.00 percent.

NONINTEREST INCOME TO ASSETS

      Compared to publicly-traded thrifts, Naugatuck Valley has historically experienced a lower but increasing average dependence on noninterest income as a source of additional income. Naugatuck Valley's ratio of noninterest income to average assets was 0.31 percent in 1999, 0.34 percent in 2000, 0.37 percent in 2001, 0.43 percent in 2002 and 0.46 percent in 2003, all of which are much lower than the 1.36 percent average for publicly-traded thrift institutions for the most recent four quarters.

      The range for this parameter for the selection of the comparable group is
1.25 percent of average assets or less, with a midpoint of 0.63 percent.

ASSET QUALITY PARAMETERS

INTRODUCTION

      The final set of financial parameters used in the selection of the comparable group are asset quality parameters, also shown in Exhibit 39. The purpose of these parameters is to insure that any thrift institution in the comparable group has an asset quality position similar to that of Naugatuck Valley. The three defined asset quality parameters are the ratios of nonperforming assets to total assets, repossessed assets to total assets and loan loss reserves to total assets at the end of the most recent period.

NONPERFORMING ASSETS TO ASSETS

      Naugatuck Valley's ratio of nonperforming assets to assets was 0.40 percent at March 31, 2004, which was much lower than the national average of
0.73 percent for publicly-traded thrifts but higher than the 0.10 percent for New England thrifts. Consistently lower than national averages, the Bank's ratio of nonperforming assets to total assets was 1.11 percent in 1999, 0.65 percent in 2000, 0.72 percent in 2001, 0.58 percent in 2002 and 0.46 percent in 2003, averaging 0.70 percent for its five most recent calendar years ended December 31, 2003.

REPOSSESSED ASSETS TO ASSETS

      The parameter range for nonperforming assets to assets has been defined as
1.00 percent of assets or less with a midpoint of 0.50 percent.

      Naugatuck Valley had $131,000 in repossessed assets, representing 0.05 percent of assets. National and regional averages were 0.13 percent and 0.01 percent, respectively, for publicly-traded thrift institutions at March 31, 2004.

      The range for the repossessed assets to total assets parameter is 0.20 percent of assets or less with a midpoint of 0.10 percent.

LOANS LOSS RESERVES TO ASSETS

      Naugatuck Valley had an allowance for loan losses of $1,811,000, representing a loan loss allowance to total assets ratio of 0.75 percent at March 31, 2004, which was slightly higher than its 0.74 percent ratio at December 31, 2003. For the five calendar years of 1999 to 2003, the Bank's loan loss reserve averaged 0.93 percent of assets with a downward trend from a high of 1.14 percent in 1999 to a low of 0.74 percent in 2003.

      The loan loss allowance to assets parameter range used for the selection of the comparable group required a minimum ratio of 0.20 percent of assets.

THE COMPARABLE GROUP

      With the application of the parameters previously identified and applied, the final comparable group represents ten institutions identified in Exhibits 40, 41 and 42. The comparable group institutions range in size from $151.7 million to $917.6 million with an average asset size of $463.0 million and have an average of 7.3 offices per institution. One of the comparable group institutions was converted in 1993, one in 1995, two in 1996, two in 1998, three in 1999 and one in 2002. Eight of the ten of the comparable group institutions are traded on NASDAQ, with two traded on the American Stock Exchange. The comparable group institutions as a unit have a ratio of equity to assets of 8.9 percent, which is 7.3 percent higher than all publicly-traded thrift institutions in the United States but 5.4 percent lower than publicly-traded thrift institutions in Connecticut; and for the most recent four quarters indicated a core return on average assets of 0.80 percent, lower than all publicly-traded thrifts at 1.07 percent and lower than publicly-traded Connecticut thrifts at 0.82 percent.

IV.   ANALYSIS OF FINANCIAL PERFORMANCE

      This section reviews and compares the financial performance of Naugatuck Valley to all publicly-traded thrifts, to publicly-traded thrifts in the New England region and to Connecticut thrifts, as well as to the ten institutions constituting Naugatuck Valley's comparable group, as selected and described in the previous section. The comparative analysis focuses on financial condition, earning performance and pertinent ratios as presented in Exhibits 43 through 48.

      As presented in Exhibits 43 and 44, at March 31, 2004, Naugatuck Valley's total equity of 8.94 percent of assets was lower than the 11.52 percent for the comparable group, the 8.33 percent for all thrifts, the 11.33 percent for New England thrifts and the 9.45 percent ratio for Connecticut thrifts. The Bank had a 75.29 percent share of net loans in its asset mix, slightly higher than the comparable group at 72.56 percent, all thrifts at 67.63 percent, New England thrifts at 61.49 percent and Connecticut thrifts at 47.22 percent. Naugatuck Valley's share of net loans, higher than industry averages, is primarily the result of its slightly lower 12.36 percent share of cash and investments and significantly lower than average 6.15 percent share of mortgage-backed securities. The comparable group had a modestly lower 10.56 percent share of cash and investments and a higher 11.48 percent share of mortgage-backed securities. All thrifts had 12.54 percent of assets in mortgage-backed securities and 15.38 percent in cash and investments. Naugatuck Valley's 77.42 percent share of deposits was higher than the comparable group, all thrifts and New England thrifts but lower than Connecticut thrifts, reflecting the Bank's lower than average 12.45 percent ratio of borrowed funds to assets. The comparable group had deposits of 66.16 percent and borrowings of 20.92 percent. All thrifts averaged a 56.66 percent share of deposits and 33.16 percent of borrowed funds, while New England thrifts had a 69.14 percent share of deposits and a 18.57 percent share of borrowed funds. Connecticut thrifts averaged an
80.44 percent share of deposits and an 8.93 percent share of borrowed funds. Naugatuck Valley had 0.01 percent in intangible assets at March 31, 2004, compared to 0.17 percent for the comparable group, 0.50 percent for all thrifts,
0.56 percent for New England thrifts and 0.61 percent for Connecticut thrifts.

      Operating performance indicators are summarized in Exhibits 45, 46 and 47 and provide a synopsis of key sources of income and key expense items for Naugatuck Valley in comparison to the comparable group, all thrifts, and regional thrifts for the trailing four quarters.

      As shown in Exhibit 47, for the twelve months ended March 31, 2004, Naugatuck Valley had a yield on average interest-earning assets slightly below the comparable group but higher than all thrifts, New England thrifts and Connecticut thrifts. The Bank's yield on interest-earning assets was 5.44 percent compared to the comparable group at 5.73 percent, all thrifts at 5.09 percent, New England thrifts at 5.07 percent and Connecticut thrifts at 4.90 percent.

      The Bank's cost of funds for the twelve months ended March 31, 2004, was lower than the comparable group, all thrifts and Connecticut thrifts, but higher than Connecticut thrifts. Naugatuck Valley had an average cost of interest-bearing liabilities of 1.87 percent compared to 2.73 percent for the comparable group, 2.31 percent for all thrifts, 2.36 percent for New England thrifts and 1.72 percent for Connecticut thrifts. The Bank's similar yield on interest-earning assets and slightly lower interest cost resulted in a net interest spread of 3.57 percent, which was higher than the comparable group at
3.00 percent, moderately higher than all thrifts at 2.91 percent, higher than New England thrifts at 2.70 percent and Connecticut thrifts at 3.18 percent. Naugatuck Valley generated a net interest margin of 3.69 percent for the twelve months ended March 31, 2004, based on its ratio of net interest income to average interest-earning assets, which was moderately higher than the comparable group ratio of 3.32 percent. All thrifts averaged a lower 3.14 percent net interest margin for the trailing four quarters, as did New England thrifts at
3.19 percent and Connecticut thrifts at a higher 3.48 percent.

      Naugatuck Valley's major source of earnings is interest income, as indicated by the operations ratios presented in Exhibit 46. The Bank made no provision for loan losses during the twelve months ended March 31, 2004. The comparable group indicated a provision representing 0.11 percent of assets, with all thrifts at 0.10 percent, New England thrifts at 0.09 percent and Connecticut thrifts at 0.01 percent.

      The Bank's noninterest income was $1.2 million or 0.50 percent of average assets for the twelve months ended March 31, 2004, including only $27,000 in gains on the sale of assets. Such a ratio of noninterest income to average assets was lower than the comparable group, which had a ratio of 0.72 percent, with all thrifts at 1.36 percent, New England thrifts at 0.56 percent and Connecticut thrifts at 0.61 percent. For the twelve months ended March 31, 2004, Naugatuck Valley's operating expense ratio was 2.99 percent of average assets, which was higher than the comparable group at 2.49 percent and higher than all thrifts at 2.29 percent, New England thrifts at 2.27 percent and Connecticut thrifts at 2.43 percent.

      The overall impact of Naugatuck Valley's income and expense ratios is reflected in the Bank's net income and return on assets. For the twelve months ended March 31, 2004, the Bank had net ROAA of 0.74 percent and core ROAA of
0.72 percent. For its most recent four quarters, the comparable group had a higher net and core ROAA of 0.83 percent and 0.80 percent, respectively. All publicly-traded thrifts averaged a higher net ROAA of 1.27 percent and a higher
1.07 percent core ROAA, with New England thrifts at a 0.79 percent core ROAA and Connecticut thrifts at a 0.82 percent core ROAA.

V.    MARKET VALUE ADJUSTMENTS

      This is a conclusive section where adjustments are made to determine the pro forma market value or appraised value of the Corporation based on a comparison of Naugatuck Valley with the comparable group. These adjustments will take into consideration such key items as earnings performance, primary market area, financial condition, asset and deposit growth, dividend payments, subscription interest, liquidity of the stock to be issued, management, and market conditions or marketing of the issue. It must be noted that all of the institutions in the comparable group have their differences among themselves and relative to the Bank, and, as a result, such adjustments become necessary.

EARNINGS PERFORMANCE

      In analyzing earnings performance, consideration was given to net interest income, the amount and volatility of interest income and interest expense relative to changes in market area conditions and to changes in overall interest rates, the quality of assets as it relates to the presence of problem assets which may result in adjustments to earnings, due to charge-offs, the balance of current and historical classified assets and real estate owned, the balance of valuation allowances to support any problem assets or nonperforming assets, the amount and volatility of noninterest income, and the amount and ratio of noninterest expenses.

      As discussed earlier, the Bank has historically focused on increasing its net interest income and net income; maintaining its low ratio of nonperforming assets; monitoring and strengthening its ratio of interest sensitive assets relative to interest sensitive liabilities, thereby maintaining its overall interest rate risk; and maintaining adequate allowances for loan losses to reduce the impact of any unforeseen charge-offs. The Bank has also closely monitored its higher than average overhead expenses, which have increased in recent years as a result of branching. During the past five years, Naugatuck Valley's ratio of noninterest expense to average assets has indicated from 2.49 percent in 1999, which was generally in line with industry averages, to

2.94 percent in 2003 and 2.99 percent for the twelve months ended March 31, 2004, which are significantly higher than the current industry average of 2.29 percent for all publicly-traded thrifts. Following reorganization, the Bank will endeavor to maintain its higher net interest spread and net interest margin; increase its non-interest income; strengthen its net income and its lower return on assets; maintain its lower balances of non-performing and classified assets; closely monitor its interest rate gap; and reduce its operating expenses.

      Earnings are often related to an institution's ability to generate loans.

      The Bank was an active originator of both mortgage and non-mortgage loans in 2001, 2002 and 2003 and during the three months ended March 31, 2004. Naugatuck Valley's highest volume of originations occurring in 2003, reflecting the very low interest rate environment. In 2003, the predominant component of the Bank's one- to four-family residential mortgage loan originations was the refinancing of existing loans and consequently, its balance of such loans decreased by 0.59 percent or $781,000. That shrinkage was offset by substantial increases of 104.6 percent or $7.2 million for construction loans, 38.8 percent or $4.0 million for commercial real estate loans and 12.6 percent or $2.4 million for consumer loans, predominantly home equity loans. The Bank's lending activities in 2003 resulted in its overall loan growth of 9.0 percent in 2003, following growth of 4.8 percent in 2002 and 8.4 percent in 2001. For the three months ended March 31, 2004, total loan originations were considerably lower than in the first quarter of 2003, and annualized were also much lower than during 2003, with all real estate loans increasing $408,000 or $1.6 million annualized, compared to $10.4 million in 2003. During the first quarter of 2004, commercial business loans remained generally flat, compared to a $2.5 million increase in 2003; and consumer loans increased by $1.3 million or $5.2 million annualized, compared to $2.4 million in 2003.

      Total loan originations were at $64.3 million and $101.0 million during 2002 and 2003, respectively, decreasing to $13.7 million or $54.8 million annualized, during the three months ended March 31, 2004. For the three months ended March 31, 2004, real estate loans, commercial business loans and consumer loans, predominantly home equity loans, represented 66.4 percent, 7.1 percent, and 26.4 percent, respectively, of total loan originations. In comparison, during 2003, real estate loans, commercial business loans and consumer loans represented 82.7 percent, 3.2 percent and 14.2 percent, respectively, of total loan originations, indicating a significant annualized decrease in real estate loans and increases in commercial business loans and consumer loans in the first quarter of 2004.

      Total mortgage and non-mortgage loan originations were $13.7 million for the three months ended March 31, 2004, reduced by repayments and loan sales of $12.0 million, resulting in a net increase of $1.7 million in gross loans receivable to $186.7 million at March 31, 2004, compared to $185.0 million at December 31, 2003. In 2003, total loan originations were $101.1 million, reduced by repayments and loan sales of $85.7 million, resulting in a net increase of $15.3 million in gross loans receivable to $185.1 million at December 31, 2003, compared to $169.7 million at December 31, 2002.

      The impact of Naugatuck Valley's primary lending efforts has been to generate a yield on average interest-earning assets of 5.44 percent for the twelve months ended March 31, 2004, compared to a higher 5.73 percent for the comparable group, a lower 5.21 percent for all thrifts and a lower 5.07 percent for New England thrifts. The Bank's ratio of interest income to average assets was 5.25 percent for the twelve months ended March 31, 2004, lower than the comparable group at 5.30 percent, but higher than all thrifts at 4.65 percent and New England thrifts at 4.62 percent, reflecting the Bank's similar ratio of nonperforming assets and higher ratio of interest-earning assets.

      Naugatuck Valley's 1.87 percent cost of interest-bearing liabilities for the twelve months ended March 31, 2004, was lower than the comparable group at
2.73 percent, all thrifts at 2.31 and New England thrifts at 2.36 percent, but modestly higher than the two Connecticut thrifts at 1.72 percent. The Bank's resulting net interest spread of 3.57 percent for the twelve months ended March 31, 2004, was higher than the comparable group at 3.00 percent, all thrifts at 2.91 percent and New England thrifts at 2.70. The Bank's net interest margin of 3.69 percent, based on average interest-earning assets for the twelve months ended March 31, 2004, was higher than the comparable group at 3.32 percent, all thrifts at 3.14 percent and New England thrifts at 3.19 percent.

      The Bank's ratio of noninterest income to assets was 0.50 percent, including gains, for the twelve months ended March 31, 2004, lower than the comparable group at 0.72 percent, and more notably lower than all thrifts at
1.36 percent and modestly lower than New England thrifts at 0.56 percent. A small 2.3 percent of the Bank's noninterest income was comprised of gains on the sale of loans and other assets.

      The Bank's operating expenses were significantly higher than the comparable group, all thrifts and New England thrifts. For the twelve months ended March 31, 2004, Naugatuck Valley had an operating expenses to assets ratio of 2.99 percent compared to 2.49 percent for the comparable group, 2.29 percent for all thrifts and 2.27 percent for New England thrifts. Such higher operating expenses relate in part to the Bank's lower $37.5 million average deposits per branch, compared to the comparable group average of $40.9 million in deposits per branch, as well as its less favorable 73.7 percent efficiency ratio for the twelve months ended March 31, 2004, compared to the comparable group with an efficiency ratio of 65.03 percent.

      For the twelve months ended March 31, 2004, Naugatuck Valley generated a lower ratio of noninterest income, a higher ratio of noninterest expenses and a higher net interest margin relative to its comparable group. The Bank was absent a provision for loan losses during the twelve months ended March 31, 2004, compared to 0.11 percent ratio to assets for the comparable group, 0.10 percent for all thrifts and 0.09 percent for New England thrifts. The Bank's absence of a provision for loan losses during the twelve months ended March 31, 2004, reflected a decreasing trend in both nonperforming assets and charge-offs in recent periods, as well as a ratio of allowance for loan losses to total loans higher than the comparable and similar to all thrifts. The Bank's ratio of reserves to nonperforming assets was moderately lower than the comparable group and very similar to all thrifts.

      As a result of its operating characteristics, the Bank's net income and core income were lower than the comparable group for the twelve months ended March 31, 2004. Based on net earnings, the Bank had a return on average assets of 0.50 percent, 0.96 percent, 0.65 percent, 0.91 percent, 0.77 percent in 1999, 2000, 2001, 2002, and 2003, respectively, and 0.72 percent for the twelve months ended March 31, 2004. For the trailing twelve months, the comparable group had a higher net ROAA of 0.83 percent, while all thrifts indicated a still higher ROAA of 1.27 percent. The Bank's core or normalized earnings, as shown in Exhibit 7, were lower than its net earnings and resulted in a 0.72 percent core return on assets for the twelve months ended March 31, 2004. That core ROAA was also lower than the comparable group at 0.81 percent, all thrifts at 1.07 percent and New England thrifts at 0.79 percent.

      Following its reorganization, Naugatuck Valley's earnings will continue to be dependent on a combination of the overall trends in interest rates, the consistency, reliability and variation of its noninterest income and overhead expenses, its asset quality, its future needs for provisions for loan losses and the continuation of lower charge-offs and nonperforming assets. The Bank's noninterest income increased significantly in 2002 and 2003 due to higher originations, primarily refinances at lower interest rates, but it is likely that a rising interest rate environment will flatten and, perhaps, reduce that trend. Overhead expenses indicate a moderate annual increases from 1999 to 2003, with such expenses in the first quarter of 2004 annualizing to a 9.8 percent increase in 2004 compared to 2003 and remaining significantly higher than industry averages. The Bank's net interest margin, higher than the comparable group, has been the result of its lower yield on assets offset by its lower cost of funds. The impact of this trend has been a generally stable net interest margin with only mild fluctuation during the last five years and the three months ended March 31, 2004.

      In recognition of the foregoing earnings related factors, considering Naugatuck Valley's current performance measures, a downward adjustment has been made to the Corporation's pro forma market value for earnings performance.

MARKET AREA

      Naugatuck Valley's primary market area for both retail deposits and lending consists of the Connecticut counties of Fairfield and New Haven. The Bank's home office and three of its four branches are in New Haven County and one branch is in Fairfield County.

      As discussed in Section II, from 1990 to 2000, population increased in all areas. The population increased by a modest 1.2 percent in Naugatuck and 2.5 percent in New Haven County, a moderate 6.6 percent in Fairfield County, 3.6 percent in Connecticut and 13.2 percent in the United States. From 2000 to 2008, Naugatuck's population is projected to increase by 3.7 percent with the populations of Fairfield and New Haven Counties, Connecticut and the United States projected to increase by 4.3 percent, 2.5 percent, 3.6 percent and 9.9 percent, respectively.

      Naugatuck experienced a smaller 4.4 percent increase in households from 1990 to 2000. During that period, households increased by 4.9 percent in New Haven County, 6.2 percent in Fairfield County, 5.8 percent in Connecticut and
14.7 percent in the United States. From 2000 through 2008, Naugatuck's households are projected to continue to increase by 5.4 percent, while the increase is projected to be 5.5 percent in Fairfield County, 4.7 percent in New Haven County, 5.7 percent in Connecticut and 11.0 percent in the United States. That historical and projected population and household growth was generally lower than Connecticut and the United States and moderately lower than the comparable group markets.

      In 2000, the median housing values in Naugatuck and New Haven County indicated decreases of 6.0 percent and 7.6 percent, respectively, from 1990, while Fairfield County indicated an increase of 16.4 percent during that ten year period. With the exception of segments of Fairfield County, the median housing values in Naugatuck Valley's market area were lower than in Connecticut, but higher than in the United States. The median housing values in the Bank's market area, although higher in dollar value than the average of the comparable group markets due to regional characteristics, indicate lower growth relative to the comparable group markets.

      The average 2000 unemployment rate in the Bank's primary market area was
1.9 percent in Fairfield County and 2.5 percent in New Haven County, with Connecticut at 2.2 percent and the United States at 4.0 percent. By April, 2004, the unemployment rate increased to 4.4 percent in Fairfield County and a higher
5.6 percent in New Haven County, while Connecticut's unemployment rate increased to 5.2 percent and the rate in the United States increased to 5.4 percent. In April, 2004, the average unemployment of the comparable group markets was modestly lower than in either of the Bank's two market area counties

      Naugatuck Valley's primary market area is both suburban to Waterbury and exurban, also including smaller communities that are generally less affluent than the averages for Fairfield and New Haven Counties. For perspective, it should be noted that Fairfield County demographics include a number of very affluent residential and resort communities, such as Greenwich and Westport, which are geographically remote to the Bank's operations, which are concentrated in the Waterbury and New Haven County areas. In the Bank's primary market area counties, the services sector represented the primary source of employment in 2000 by a moderate margin, followed by the manufacturing and wholesale/retail sectors, generally consistent with state and national proportions. By 2000, however, the wholesale/retail sector and the manufacturing sector both experienced significant declines as employment sources, with the services sector growing to more than three times the employment of either the wholesale/retail and the manufacturing sectors.

      Based on both deposits and loan originations, the financial competition in Naugatuck Valley's primary market area is significant, with competition from both regional institutions and national bank holding companies such as Bank of America, Wachovia and J.P. Morgan Chase. As of June 30, 2003, the Bank held a modest 1.2 percent of deposits in New Haven County and 0.09 percent of deposits in Fairfield County. Total bank and thrift deposits were $14.7 billion and $21.7 billion in New Haven County and Fairfield County, respectively, with banks and thrifts holding similar shares of deposits.

      In recognition of the foregoing factors, we believe that a downward adjustment is warranted for the Bank's primary market area relative to the comparable group.

FINANCIAL CONDITION

      The financial condition of Naugatuck Valley is discussed in Section I and shown in Exhibits 1, 2, 5, and 12 through 23, and is compared to the comparable group in Exhibits 42, 43 and 44. The Bank's ratio of total equity to total assets was 8.94 percent at March 31, 2004, which was lower than the comparable group at 11.52 percent, all thrifts at 10.46 percent and New England thrifts at
11.33 percent. With the minority offering completed at the midpoint of the valuation range, the Corporation's pro forma equity to assets ratio will increase to approximately 15.14 percent, and the Bank's pro forma equity to assets ratio will increase to approximately 11.50 percent.

      The Bank's mix of assets and liabilities indicates both similarities to and variations from its comparable group. Naugatuck Valley had a modestly higher
75.3 percent ratio of net loans to total assets at March 31, 2004, compared to the comparable group at 72.6 percent. All thrifts indicated a lower 67.6 percent, as did New England thrifts at 61.5 percent. The Bank's 12.4 percent share of cash and investments was higher than the comparable group at 10.6 percent, while all thrifts were at 15.4 percent and New England thrifts were at a higher 26.2 percent.

Naugatuck Valley's 6.2 percent ratio of mortgage-backed securities to total assets was lower than the comparable group at 11.5 percent and similarly lower than all thrifts at 12.5 percent. The Bank's 77.4 percent ratio of deposits to total assets was higher than the comparable group at 66.2 percent, all thrifts at 56.7 percent and New England thrifts at 69.1 percent. Naugatuck Valley's 12.5 percent ratio of borrowed funds to assets was lower than the comparable group at
20.9 percent, much lower than all thrifts at 33.2 percent and lower than New England thrifts at 18.6 percent.

      Naugatuck Valley had intangible assets of 0.01 percent of assets, consisting of mortgage servicing rights, and had repossessed real estate of 0.05 percent of assets, compared to ratios of 0.17 percent and 0.04 percent of intangible assets and real estate owned, respectively, for the comparable group. All thrifts had intangible assets of 0.50 percent and real estate owned of 0.13 percent.

      The financial condition of Naugatuck Valley is affected by its $980,000 million balance of nonperforming assets or 0.40 percent of assets at March 31, 2004, compared to a similar 0.38 percent for the comparable group, a higher 0.73 percent for all thrifts and a lower 0.10 percent for New England thrifts. Historically, the Bank's ratio of nonperforming assets to total assets has been similar to or somewhat higher than industry averages, but has decreased considerably in both dollars and ratio since December 31, 1999. The Bank's ratio of nonperforming assets to total assets was 1.11 percent, 0.65 percent, 0.72 percent, 0.58 percent and 0.46 percent at December 31, 1999, 2000, 2001, 2002, and 2003, respectively, decreasing slightly to 0.40 percent at March 31, 2004.

      The Bank had a lower 6.8 percent share of high risk real estate loans, compared to 17.8 percent for the comparable group and 21.1 percent for all thrifts. The regulatory definition of high risk real estate loans is all mortgage loans other than those secured by one- to four-family residential properties.

      At March 31, 2004, Naugatuck Valley had $1,811,000 of allowances for loan losses, which represented 0.75 percent of assets and 0.97 percent of total loans. The comparable group indicated allowances equal to 0.51 percent of assets and a smaller 0.67 percent of total loans, while all thrifts had allowances that averaged a lower 0.65 percent of assets, but a similar 0.98 percent of total loans. Also significant, however, is an institution's ratio of allowances for loan losses to nonperforming assets, since a portion of nonperforming assets might eventually be charged off. Naugatuck Valley's $1,811,000 of allowances for loan losses, represented 184.8 percent of nonperforming assets at March 31, 2004, compared to the comparable group's slightly higher 209.7 percent, with all thrifts at a similar 183.2 percent and New England thrifts at a much higher
509.2 percent. Naugatuck Valley's ratio of net charge-offs to average total loans was 0.11 percent for the twelve months ended March 31, 2004, compared to a lower 0.05 percent for the comparable group, 0.22 percent for all thrifts and
0.06 percent for New England thrifts. This ratio reflects the Bank's maintenance of a generally average ratio of reserves to loans, and a similar ratio of reserves to nonperforming assets. In 2003, the Bank's net charge-offs of $229,000 followed net charge-offs of $93,000 in 2002, net recoveries of $27,000 in 2001 and higher net charge-off of $258,000 and $451,000 in 2000 and 1999, respectively. For the three months ended March 31, 2004, the Bank had a recovery of $1,000 with no charge-offs. For the twelve months ended March 31, 2004, Naugatuck Valley took no provision for loan losses, but had net charge-offs of $195,000. Based on available information, the comparable group had a ratio of provisions for loan losses to net charge-offs of 227.17 percent, with all thrifts at 167.35 percent and New England thrifts at 151.21 percent.

      Naugatuck Valley has a minimal level of interest rate risk, evidenced by its modestly negative one year cumulative gap of 11.7 percent. The Bank's three year gap was also a modestly negative 13.2 percent.

      Compared to the comparable group, we believe that no adjustment is warranted for Naugatuck Valley's current financial condition.

ASSET, LOAN AND DEPOSIT GROWTH

      During its most recent five calendar years, Naugatuck Valley has been characterized by lower average rates of growth in assets, loans and deposits relative to its comparable group. The Bank's average annual asset growth rate from 1999 to 2003, was 7.3 percent, compared to a higher 10.1 percent for the comparable group, a significantly higher 14.9 percent for all thrifts, and a modestly higher 10.6 percent for New England thrifts. The Bank's somewhat lower asset growth rate is reflective primarily of its smaller increase in loans during that five year period combined with mildly declining earnings trend. The Bank's loan portfolio indicates an average annual increase of 6.7 percent from 1999 to 2003, compared to average growth rates of 14.1 percent for the comparable group, 12.8 percent for all thrifts and 9.5 percent for New England thrifts.

      Naugatuck Valley's deposits indicate an average annual increase of 7.2 percent from 1999 to 2003. Annual deposit growth was from a low of 0.76 percent in 1999 to a high of 14.8 percent in 2001, compared to average growth rates of
8.3 percent for the comparable group, 11.0 percent for all thrifts and 9.3 percent for New England thrifts. Notwithstanding its lower rate of deposit growth, the Bank had a lower 17.7 percent five year average ratio of borrowed funds to assets, compared to the comparable group at 25.2 percent. The Bank's combined lower deposit growth and borrowed funds ratio reflects and confirms its smaller loan growth and funding needs

      Considering the demographics and competition in its market area, the Bank's ability to increase its asset, loan and deposit bases in the future is, to a great extent, dependent on its being able to competitively price its loan and savings products, to maintain a high quality of service to its customers, to increase its market share and to strengthen its loan origination activity. Naugatuck Valley's primary market area has experienced a relatively modest increase in population and households between 1990 and 2000 and those increases are projected to continue at rates similar to or lower than state and national rates through 2008. The Bank's primary market area indicates 2000 per capita income and median household income lower than Connecticut but higher than the United States for Naugatuck and New Haven County. In 2000, housing values in Naugatuck and New Haven County were also lower than Connecticut but higher than the United States. As previously noted, the Bank's operations are concentrated in New Haven County, the location of Naugatuck and four of the Bank's five offices.

      Notwithstanding the proceeds of the contemplated minority offering, the Bank's primary dependence on its operations in New Haven County could result in the continuation of lower asset growth in the future as a result of its competitive operating environment in a market area with modest growth in population and households, projected to remain lower than state and national levels and growth in the future. Naugatuck Valley's competitive operating environment is likely to result in the continuation of lower loan and deposit growth and systemic asset growth for the Bank relative to the comparable group.

      Based on the foregoing factors, we have concluded that a downward adjustment to the Association's pro forma value is warranted.

DIVIDEND PAYMENTS

      The Corporation has not committed to pay an initial cash dividend on its common stock. The future payment of cash dividends will depend upon such factors as earnings performance, financial condition, capital position, growth, asset quality and regulatory limitations. Each of the ten institutions in the comparable group paid cash dividends during the twelve months ended March 31, 2003, for an average dividend yield of 2.31 percent and an average payout ratio of 38.94 percent. During that twelve month period, the average dividend yield was 1.20 percent and the average payout ratio was 34.64 percent for the two Connecticut thrifts; and the average dividend was 1.94 percent and the average payout ratio was 40.13 percent for all thrifts.

         In our opinion, a downward adjustment to the pro forma market value of the Corporation is warranted related to dividend payments.

SUBSCRIPTION INTEREST

      In 2003 and to date in 2004, investors' interest in new issues has been generally positive and subscription levels have been consistently high, although a few issues have received a less than strong reaction from the marketplace. Overall, although the reaction of IPO investors appears generally to be related to a number of analytical factors, including the financial performance and condition of the converting thrift institution, the strength of the local economy, general market conditions, aftermarket price trends and the anticipation of continuing merger/acquisition activity in the thrift industry, the smaller number of offerings appears to have concentrated greater subscription activity beyond the stronger institutions.

      Naugatuck Valley will direct its offering primarily to depositors and residents in its market area. The board of directors and officers anticipate purchasing approximately $1.0 million or 4.7 percent of the stock offered to the public based on the appraised midpoint valuation. At all ranges of the offering,
2.0 percent of the shares issued to the public and to Naugatuck Valley Mutual will be contributed to Naugatuck Valley Charitable Foundation. The Bank will form an ESOP, which plans to purchase 8.4 percent of the total shares issued in the current offering, including the shares issued to Naugatuck Valley Mutual and the charitable foundation. Additionally, the Prospectus restricts to 15,000 shares, based on the $10.00 per share purchase price, the total number of shares in the conversion that may be purchased by a single person, and to 20,000 shares by persons and associates acting in concert.

      The Bank has secured the services of Ryan Beck & Co. "Ryan Beck" to assist in the marketing and sale of the conversion stock.

      Based on the size of the offering, recent market movement and current market conditions, local market interest, the terms of the offering and recent subscription levels for initial mutual holding company offerings, we believe that an upward adjustment is warranted for the Bank's anticipated subscription interest.

LIQUIDITY OF THE STOCK

      The Corporation will offer its shares through a subscription offering and, if required, a subsequent community offering with the assistance of Ryan Beck. The stock of the Corporation will trade on the NASDAQ National Market and the Corporation will pursue at least two market makers for its stock.

      The Bank's total public offering is considerably smaller in size to the average market value of the comparable group. The comparable group has an average market value of $62.6 million for the stock outstanding compared to a midpoint public offering of $21.5 million for the Corporation, less the ESOP and the estimated 100,000 shares to be purchased by officers and directors, which will reduce the Corporation's public market capitalization to approximately $18.7 million. Of the ten institutions in the comparable group, eight trade on NASDAQ and two trade on the American Stock Exchange, with those ten institutions indicating an average daily trading volume of 2,851 shares during the last four quarters.

      In further examining and analyzing the market for publicly-traded thrift stocks, we compared various characteristics of the 38 mutual holding companies with the 233 stock companies. Our findings indicate that both entity types have generally similar average market capitalization, with mutual holding companies at $415 million and stock companies at $515 million; and that both entity types have a generally similar average number of shares outstanding, with mutual holding companies averaging 15.0 million shares and stock companies averaging
17.1 million shares. We find it significant, however, notwithstanding the foregoing similarities, that the average daily trading volume of mutual holding companies was 20,796 during the past twelve months, while stock companies indicated a much higher average daily volume of 76,757 shares.

      Based on the average market capitalization, shares outstanding and daily trading volume of the comparable group, as well as the relative trading volume of publicly-traded mutual holding companies, we have concluded that a downward adjustment to the Corporation's pro forma market value is warranted relative to the anticipated liquidity of its stock.

MANAGEMENT

      The president and chief executive officer of Naugatuck Valley is John C. Roman, who is also a director. Mr. Roman joined the Bank as vice president and chief lending officer and was appointed president and chief executive officer and was elected to the board in 1999. Prior to joining Naugatuck Valley, Mr. Roman was vice president of MidConn Bank, Kensington, Connecticut, from 1994 to 1998 and served as assistant vice president of Eagle Bank, Bristol, Connecticut, the successor to MidConn Bank as the result of a merger. Dominic J. Alegi, Jr. is executive vice president in charge of retail banking and has been with the Bank since 1970. Mr. Alegi is also executive vice president of Naugatuck Valley Financial and Naugatuck Valley Mutual Holding Company. Mr. Alegi became executive vice president in 1989, previously serving the Bank as senior vice president. Jane H. Walsh is senior vice president and a director, currently responsible for operations, and has been with the Bank since 1974.

      During the past five years and in the first quarter of 2004, Naugatuck Valley has been able to increase its deposit base, total assets and total equity, maintain a stable net interest margin, control nonperforming assets, classified loans and charge-offs, maintain an acceptable gap position, and maintain its market share in spite of increasing competition. Although the Bank's earnings and return on assets have been below comparable group and industry averages, and its operating expenses have been higher than such averages, management is confident that its branch network is well positioned for reasonable growth and enhanced profitability following its public offering.

      Overall, we believe the Bank to be professionally and knowledgeably managed, as are the comparable group institutions. It is our opinion that no adjustment to the pro forma market value of the Corporation is warranted for management.

MARKETING OF THE ISSUE

      The necessity to build a new issue discount into the stock price of a converting thrift institution continues to be a closely examined issue in recognition of uncertainty among investors as a result of the thrift industry's dependence on interest rate trends, recent volatility in the stock market and pending federal legislation related to the regulation of financial institutions. Increased merger/acquisition activity, as well as the presence of new competitors in the financial institution industry, such as de novo institutions, investment firms, insurance companies and mortgage companies, have resulted in increased pressure on an individual institution's ability to attract retail deposits at normal rates rather than premium rates and to deploy new funds in a timely and profitable manner.

      Although we believe that a new issue discount applied to the price to book valuation approach is appropriate and necessary in some public offerings, in our opinion, various characteristics of the Corporation's reorganization transaction, as well as recent market trends, cause us to conclude that such a discount is not warranted in the case of this particular offering. Consequently, at this time we have made no adjustment to the Corporation's pro forma market value related to a new issue discount.

VI.   VALUATION METHODS

      Historically, the most frequently used method for determining the pro forma market value of common stock for thrift institutions by this firm has been the price to book value ratio method, due to the volatility of earnings in the thrift industry in the early to mid-1990s. As earnings in the thrift industry stabilized and improved in the late 1990s, more emphasis was placed on the price to earnings method, particularly considering increases in stock prices during those years. During the past few years, however, as decreasing interest rates have had varying effects on individual institutions, depending on the nature of their operations, the price to book value method has again become pertinent and meaningful in the objective of discerning commonality and comparability among institutions. In determining the pro forma market value of the Corporation, primary emphasis has been placed on the price to book value method, with additional analytical and correlative attention to the price to earnings and price to core earnings methods.

      In recognition of the volatility and variance in earnings due to fluctuations in interest rates, the continued differences in asset and liability repricing and the frequent disparity in value between the price to book approach and the price to earnings approach, a third valuation method, the price to net assets method, has also been used. The price to assets method is used less often for valuing ongoing institutions, but becomes more useful in valuing converting institutions when the equity position and earnings performance of the institutions under consideration are different.

      In addition to the pro forma market value, we have defined a valuation range with the minimum of the range being 85.0 percent of the pro forma market value, the maximum of the range being 115.0 percent of the pro forma market value, and a super maximum being 115.0 percent of the maximum. The pro forma market value or appraised value will also be referred to as the "midpoint value". Inasmuch as the ownership of Naugatuck Valley will remain in the mutual holding company form, the public offering of the Corporation will be based on the sale of shares to the public aggregating 43 percent of the fully converted pro forma market value of the Corporation at each of the valuation ranges defined in this Report with 2 percent of the fully converted valuation being issued to the Foundation for a combined total of 45.0 percent issued to the public and to the Foundation.

      It should be noted that the fewer number of shares offered to the public and the lower proceeds resulting from that offering will result in actual pricing ratios considerably higher than those determined in the fully converted valuation of the Corporation where higher proceeds are assumed; and it should be noted that such higher pricing ratios, presented in detail in the offering prospectus, are pertinent to the prospective minority shareholders and their evaluation of the offering.

      In applying each of the valuation methods, consideration was given to the adjustments to the Bank's pro forma market value discussed in Section V. Downward adjustments were made for the Bank's earnings performance, market area, asset, loan and deposit growth, dividends, and liquidity of the stock. An upward adjustment was made for subscription interest. No adjustments were made for the Bank's financial condition, management and marketing of the issue.

PRICE TO BOOK VALUE METHOD

      In the valuation of thrift institutions, the price to book value method focuses on an institution's financial condition, and does not give as much consideration to the institution's long term performance and value as measured by earnings. Due to the earnings volatility of many thrift stocks, the price to book value method is frequently used by investors who rely on an institution's financial condition rather than earnings performance. Although this method is, under certain circumstances, considered somewhat less meaningful for institutions that provide a consistent earnings trend, it remains significant and reliable when an institution's performance or general economic conditions are experiencing volatile or uncustomary trends related to internal or external factors, and serves as a complementary and correlative analysis to the price to earnings and price to assets approaches.

      It should be noted that the prescribed formulary computation of value using the pro forma price to book value method returns a price to book value ratio below market value on a fully converting institution. As noted previously, however, in the case of an initial mutual holding company minority offering where a majority of the shares will not be held by the public, the application of the prescribed formulary computation to the sale of all the shares based on the full valuation of the institution necessarily returns a higher book value per share and a lower price to book value ratio than is reflective of the actual number of shares to be owned by the public and the proceeds generated by such a smaller offering. In most instances, nevertheless, such a value remains below current comparable market values.

      Exhibit 50 shows the average and median price to book value ratios for the comparable group which were 120.40 percent and 117.5 percent, respectively. The full comparable group indicated a moderately wide range, from a low of 92.58 percent (Lincoln Bancorp) to a high of 140.87 percent (Wayne Savings Bancshares). The comparable group had slightly higher average and median price to tangible book value ratios of 121.89 percent and 119.36 percent, respectively, with the range of 95.15 percent to a higher 140.87 percent. Excluding the low and the high in the group, the comparable group's price to book value range narrowed from a low of 108.69 percent to a high of 139.69 percent; and the comparable group's price to tangible book value range also narrowed from a low of 109.77 percent to a high of 140.00.

      Considering the foregoing factors in conjunction with the adjustments made in Section V, we have determined a fully converted pro forma price to book value ratio of 74.91 percent and a price to tangible book value ratio of 75.24 percent at the midpoint. The price to book value ratio increases from 70.93 percent at the minimum to 81.08 percent at the super maximum, while the price to tangible book value ratio increases from 71.32 percent at the minimum to 81.41 percent at the super maximum. The price to book value ratio is 74.97 percent without recognition of the 2.0 percent foundation and is a higher $51.7 million value at the midpoint.

      The Corporation's pro forma price to book value and price to tangible book value ratios of 74.91 percent and 75.24 percent, respectively, as calculated using the prescribed formulary computation indicated in Exhibit 49, are influenced by the Bank's equity level and local market, as well as subscription interest in thrift stocks and overall market and economic conditions. Further, the Corporation's ratio of equity to assets after conversion at the midpoint of the valuation range will be approximately 12.67 percent compared to 11.52 percent for the comparable group. Based on the price to book value ratio and the Bank's total equity of $21,656,000 at March 31, 2004, the indicated fully converted pro forma market value of the Corporation using this approach is $50,116,051 at the midpoint (reference Exhibit 49).

PRICE TO EARNINGS METHOD

      The foundation of the price to earnings method is the determination of the earnings base to be used, followed by the determination of an appropriate price to earnings multiple. As indicated in Exhibit 3, Naugatuck Valley's after tax net earnings for the twelve months ended March 31, 2004, were $1,755,000, and the Bank's core earnings for that period were a lesser $1,697,000, based on the adjustments shown in Exhibit 7. To determine the pro forma market value of the Corporation by using the price to earnings method, we applied the core earnings base of $1,697,000.

      In determining the price to core earnings multiple, we reviewed the range of price to core earnings and price to net earnings multiples for the comparable group and all publicly-traded thrifts. The average price to core earnings multiple for the comparable group was 17.78, while the median was 14.94. The average price to net earnings multiple was a similar 15.11 and the median multiple was 16.97. The comparable group's price to core earnings multiple was lower than the 23.31 average multiple for all publicly-traded, FDIC-insured thrifts and higher than their median of 17.09. The range in the price to core earnings multiple for the comparable group was from a low of 11.68 (LSB Financial Corp.) to a high of 23.02 (First Bancorp of Indiana). The range in the price to core earnings multiple for the comparable group, excluding the high and low ranges, was from a low multiple of 14.25 to a high of 22.21 times earnings for eight of the ten institutions in the group, indicating a modest narrowing of the range.

      Consideration was given to the adjustments to the Corporation's pro forma market value discussed in Section V. In recognition of those adjustments, we have determined a fully converted price to core earnings multiple of 28.16 at the midpoint, based on Naugatuck Valley's core earnings of $1,697,000 for twelve months ended March 31, 2004.

      Based on the Bank's core earnings base of $1,697,000 (reference Exhibit
49), the fully converted pro forma market value of the Corporation using the price to earnings method is $49,901,388 at the midpoint.

PRICE TO ASSETS METHOD

      The final valuation method is the price to assets method. This method is not frequently used, since the calculation incorporates neither an institution's equity position nor its earnings base. Additionally, the prescribed formulary computation of value using the pro forma price to net assets method does not recognize the runoff of deposits concurrently allocated to the purchase of conversion stock, returning a pro forma price to net assets ratio below its true level following conversion. Further, once again as previously noted, the prescribed formulary computation of fully converted pro forma value does not recognize the lower pro forma asset base resulting from small offering proceeds.

      Exhibit 50 indicates that the average price to assets ratio for the comparable group was 13.65 percent and the median was 13.16 percent. The range in the price to assets ratios for the comparable group varied from a low of 9.75 percent (LSB Financial Corp.) to a high of 18.10 percent (Atlantic Liberty Financial). The range narrows modestly with the elimination of the two extremes in the group to a low of 10.89 percent and a high of 16.80 percent.

      Consistent with the previously noted adjustments, it is our opinion that an appropriate price to assets ratio for the Corporation is 17.43 percent at the midpoint, which ranges from a low of 16.55 percent at the minimum to 24.93 percent at the super maximum.

      Based on the Bank's March 31, 2004, asset base of $242,148,000, the indicated pro forma market value of the Corporation using the price to assets method is $50,025,458 at the midpoint (reference Exhibit 49).

VALUATION CONCLUSION

      Exhibit 55 provides a summary of the valuation premium or discount for each of the valuation ranges when compared to the comparable group based on each of the fully converted valuation approaches. At the midpoint value, the fully converted price to book value ratio of 74.91 percent for the Corporation represents a discount of 37.78 percent relative to the comparable group and decreases to 32.66 percent at the super maximum. As presented Exhibits 51 through 54 of this Report and as further detailed in the offering prospectus, however, recognizing the lower actual proceeds to be realized by the offering to the public of only 43 percent of the pro forma fully converted shares, the Corporation's pro forma book value and pro forma book value per share will be significantly lower and its corresponding price to book value ratio will be higher at the offering price of $10.00 per share. Specifically, the sale to the public of 43 percent of the shares, with 2 percent issued to the Foundation and the remaining 55 percent of the shares retained by the Corporation, results in a price to book value ratio of 116.14 percent,

127.23 percent, 136.80 percent and 146.20 percent at the minimum, midpoint, maximum and adjusted maximum of the actual offering range, respectively. Those ratios represent a discount at the minimum and premiums at the midpoint, the maximum and adjusted maximum relative to the average of the comparable group of
3.54 percent, for the discount, and 5.67 percent, 13.62 percent and 21.43 percent for the premiums at the minimum, midpoint, maximum and adjusted maximum of the actual offering range, respectively.

      The price to core earnings multiple of 28.16 for the Corporation at the midpoint value indicates a premium of 58.43 percent, increasing to a premium of
106.39 percent at the super maximum. The price to assets ratio at the midpoint of 17.43 percent represents a premium of 27.74 percent, increasing to a premium of 82.69 percent at the super maximum.

      It is our opinion that as of May 21, 2004, the fully converted pro forma market value of the Corporation, is $50,000,000 at the midpoint, representing 5,000,000 shares at $10.00 per share. The fully converted pro forma valuation range of the Corporation is from a minimum of $42,500,000 or 4,250,000 shares at $10.00 per share to a maximum of $57,500,000 or 5,750,000 shares at $10.00 per share, with such range being defined as 15 percent below the appraised value to 15 percent above the appraised value. The maximum, as adjusted, defined as 15 percent above the maximum of the range, is $66,125,000 or 6,612,500 shares at $10.00 per share (reference Exhibits 51 to 54).

      The fully converted pro forma appraised value of Naugatuck Valley Financial Corporation as of May 21, 2004, is $50,000.000 at the midpoint.

[IN ACCORDANCE WITH RULE 202 OF REGULATION S-T, THE EXHIBITS TO THIS CONVERSION VALUATION APPRAISAL REPORT ARE BEING FILED IN PAPER PURSUANT TO A CONTINUING HARDSHIP EXEMPTION.]